Exhibit 10.1

U.S.

PUT AND CALL OPTION AGREEMENT

UNITED REFINING COMPANY

-and-

ENBRIDGE ENERGY LIMITED PARTNERSHIP

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ARTICLE 7 PIPELINE OBLIGATIONS; AND RETAINED LIABILITIES		39

7.1	Pipeline Obligations.	39
7.2	Retained Liabilities.	39
7.3	Financial Assurances.	40
7.4	Inactive Pipe	42
7.5	Survival.	42

ARTICLE 8 TERMINATION		42

8.1	Termination at or Prior to Closing.	42
8.2	Effect of Termination	45

ARTICLE 9 CONFIDENTIALITY		45

9.1	Confidentiality	45
9.2	Exceptions to Confidentiality	46
9.3	Permitted Disclosures of Confidential Information	46
9.4	Required Disclosures	47
9.5	Press Releases and Public Announcements	48

ARTICLE 10 ASSIGNMENT		48

10.1	Assignment	48

ARTICLE 11 REPRESENTATIONS AND WARRANTIES; COVENANTS; CONDITION OF ASSETS		48

11.1	Representations and Warranties of Carrier	48
11.2	Representations and Warranties of Buyer	52
11.3	Covenants and Access.	54
11.4	Condition of Assets; Release and Waiver	59

ARTICLE 12 INDEMNIFICATION		61

12.1	Indemnification by Buyer	61
12.2	Indemnification by Carrier	61
12.3	Limitation on Damages	62
12.4	Notice of Asserted Liability; Opportunity to Defend	63
12.5	Exclusive Remedy.	65
12.6	Negligence and Strict Liability Waiver.	66

ARTICLE 13 DISPUTE RESOLUTION		66

13.1	Dispute Resolution	66
13.2	Injunctive Relief	68

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13.3	WAIVER OF JURY TRIAL	68

ARTICLE 14 NOTICES		69

14.1	Notices	69

ARTICLE 15 MISCELLANEOUS PROVISIONS		70

15.1	Severability	70
15.2	Entire Agreement.	70
15.3	Amendment of Agreement	70
15.4	Waiver	71
15.5	Governing Law	71
15.6	Successors and Assigns	71
15.7	Further Assurances	71
15.8	Counterparts	71
15.9	Negotiated Transaction	72
15.10	Relationship of the Parties	72
15.11	Expenses	72
15.12	Records	72
15.13	Apportionment of Taxes and Recording Fees	73
15.14	Allocation of Carrier Obligations and Proceeds.	73
15.15	Offset.	74
15.16	Third Party Beneficiaries.	74
15.17	Disclosure.	74
15.18	Compliance with Bulk Sales Laws.	75

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THIS PUT AND CALL OPTION AGREEMENT (this “Agreement”), dated as of April 8, 2015 (the “Execution Date”), is made by and between ENBRIDGE ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership (“Carrier” or “Seller”), and UNITED REFINING COMPANY, a Pennsylvania corporation (“Buyer”). Buyer and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS:

A.	Carrier owns and operates the Assets.

B.	Carrier has agreed to grant to Buyer an option to purchase the Assets from Carrier, subject to the terms and conditions set forth herein.

C.	Buyer has agreed to grant to Carrier an option to sell the Assets to Buyer, subject to the terms and conditions set forth herein.

D.	The Parties desire to enter into this Agreement setting forth the terms and conditions for the sale and purchase of the Assets, conditioned upon, among other things, the exercise of the Call Option or the Put Option in accordance with the terms and conditions set forth in this Agreement.

THEREFORE in consideration of the premises and of the mutual covenants and agreements set forth herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party hereto), and intending to be legally bound, the Parties covenant and agree as follows:

ARTICLE 1

GENERAL DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	General Definitions

Whenever used in this Agreement, the following words and terms shall have the following meanings:

“Abandonment and Reclamation Obligations” means all Losses, Claims, other duties and obligations, and Proceedings whether arising under contract, Applicable Law or otherwise, arising from, relating to or associated with the closure, abandonment, decommissioning, dismantling and removal of the Pipeline and any other tangible depreciable property and assets forming part of the Pipeline, together with the restoration, remediation and reclamation of the surface and subsurface of any lands on or in which any of the foregoing are or were located and any other lands used to gain access thereto.

“Affiliate” means, with respect to a Party, any other Person that is affiliated with such Party and for such purpose: (a) two Persons will only be considered to be affiliated with one another if one of them controls the other, or if both of them are controlled by a common third party; and (b) one Person will be considered to control another Person (other than in the capacity of a director, officer or employee of such other Person) if it has the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise.

“Agreement” has the meaning ascribed thereto in the preface.

“Applicable Law” means, in relation to any Person, property, operation or circumstance, all laws including the common law, statutes, codes, ordinances, orders, directives, rules, regulations and guidelines (whether administrative, regulatory, legislative, executive or otherwise and including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority; and all judgments, decrees, rulings and orders of courts, tribunals, commissions and other similar bodies of competent jurisdiction; and all terms and conditions of any franchises, permits, certificates, licenses, authorizations and other directional requirements that are in effect as of the relevant time and are applicable to such Person, property operation or circumstance.

“Arbitration Act” has the meaning ascribed thereto in Section 13.1(a).

“Article”, “Section,” and “Subsection” mean and refer to the specified article, section or subsection of this Agreement, respectively.

“Assets” has the meaning ascribed thereto in Section 2.4.

“Assignable Permits” has the meaning ascribed thereto in Section 2.4(c).

“Assignment of Contract” means an Assignment and Novation Agreement substantially in the form of Exhibit B-1, except that, for any Contract for which the counterparty refuses to novate such Contract, “Assignment of Contract” means an Assignment of Contract substantially in the form of Exhibit B-2.

“Assignment of Easement” means an Assignment of Easement substantially in the form of Exhibit C.

“Bill of Sale” means a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Business Day” means a day on which the Royal Bank of Canada (or its successor) is open for normal commercial business in New York, New York, and in Calgary, Alberta, and which is not a Saturday or a Sunday.

“Buyer” has the meaning ascribed thereto in the preface.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 12.2.

“Buyer Officer’s Certificate” means a certificate of Buyer to the effect set forth in Sections 3.1(a) and 3.1(b), dated the Closing Date, signed by a duly authorized officer of Buyer.

“Buyer Secretary’s Certificate” has the meaning ascribed thereto in Section 3.1(e).

“Call Exercise Notice” has the meaning ascribed thereto in Section 2.1(b).

“Call Option” has the meaning ascribed thereto in Section 2.1(a).

“Call Option Exercise Period” means the period beginning as of the Execution Date and ending on the Put/Call Option Expiry Date.

“Canadian Assets” means the Assets, as defined in the Canadian Put and Call Agreement.

“Canadian Buyer” means the Buyer, as defined in the Canadian Put and Call Agreement, which as of the Execution Date is United Refining Company.

“Canadian Put and Call Agreement” means that certain Put and Call Option Agreement, dated as of even date herewith, made by and between Canadian Buyer and EPI.

“Carrier” has the meaning ascribed thereto in the preface.

“Carrier Indemnitees” has the meaning ascribed thereto in Section 12.1(a).

“Carve-out Costs” means all reasonable internal and external costs incurred by Carrier in performing the U.S. Carve-out Work plus a construction management fee of 2.25% of such costs.

“Carve-out Invoice” has the meaning ascribed thereto in Section 5.2(a).

“Carve-out Plan” has the meaning ascribed thereto in Section 5.1.

“Carve-out True-up Notice” has the meaning ascribed thereto in Section 5.2(c).

“Carve-out Work” means all work that is necessary to carve out the Line 10 Buffalo Extension from the Enbridge mainline systems so that the Line 10 Buffalo Extension and the balance of the Enbridge mainline systems can physically operate independently of each other in a safe and efficient manner and can continue to operate in accordance with Applicable Laws.

“Claim” means any written claim, written demand, notice of non-compliance or violation.

“Claim Notice” has the meaning ascribed thereto in Section 12.3(b).

“Closing” has the meaning ascribed thereto in Section 6.1.

“Closing Date” has the meaning ascribed thereto in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Confidential Information” means, subject to the exceptions set forth in Section 9.2, all information of a Party of a proprietary, intellectual or similar nature, including technical, financial, operational, marketing, transportation, environmental, integrity, processing, information and data, including surveys, engineering data, environmental audits and reports, integrity reports, proprietary software programs, economic evaluations and third party studies, whether factual or interpretative which is disclosed as a result of or in connection with this Agreement or the Letter Agreement including any of the terms thereof and regardless of whether such information is disclosed directly or indirectly, or acquired and exchanged between the Parties and their Affiliates, in written, oral, visual or electronic form.

“Contracts” has the meaning ascribed thereto in Section 2.4(e).

“Contract Rights” has the meaning ascribed thereto in Section 2.4(e).

“Conveyance Documents” means, collectively, (i) the Bill of Sale, (ii) each Assignment of Easements, (iii) each Special Warranty Deed, (iv) each Assignment of Contracts, and (v) such other forms of conveyance in each case necessary to assign, transfer and convey the Assets to Buyer at the Closing.

“Creditworthy Lender” means any commercial bank that is not an Affiliate of the Buyer and which, at the time evidence of the Lending Commitment is delivered to Carrier: (i) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (ii) has a senior unsecured credit rating of at least “A-” (stable outlook) by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or “A3” (stable outlook) by Moody Investors Services, Inc., provided that in the event a bank is rated by both rating agencies, then the lowest credit rating assigned by the rating agencies will apply; or (iii) is otherwise reasonably acceptable to Carrier.

“Debt Portion of the Purchase Price” has the meaning ascribed thereto in Paragraph D.3 of the Letter Agreement.

“Disclosing Party” has the meaning ascribed thereto in Section 9.1.

“Dispute” has the meaning ascribed thereto in Section 13.1.

“Effective Time” has the meaning ascribed thereto in Section 2.5(b).

“Enbridge Mainline Owners” means EPI and Carrier or their successor owners of Enbridge’s mainline system.

“Encumbrance” means any Lien, retention of title agreement, adverse claim, easement, land rights, encroachment, restrictive covenant, assignment, collateral assignment, or other encumbrance affecting title to any property of any sort.

“Environmental Laws” means all Applicable Law relating to pollution, protection, preservation or restoration of the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata) or natural resources or preservation or protection of human health or safety, including Applicable Law relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Substances.

“Environmental Liabilities” means any claim, matter, liability, circumstance, obligation, responsibility or concern (i) arising under Environmental Laws, contract or otherwise and (a) resulting from or attributable to actual, threatened, or alleged Releases of Hazardous Substances into ambient air, surface water, groundwater, land surface or subsurface strata, or (b) resulting from or attributable to exposures to Hazardous Substances, (ii) arising under Environmental Laws, contract or otherwise and resulting from or attributable to the presence, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Substances, (iii) arising from any order, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority, (iv) arising from any sampling, monitoring or assessing the Environment or any potential impacts thereon from any activities or operations, (v) arising from, relating to or associated with Abandonment and Reclamation Obligation, or (vi) otherwise arising under or related to Environmental Laws or under contract or otherwise, including any Claim, breach or other noncompliance therewith or Proceeding relating thereto.

“EPI” means Enbridge Pipelines Inc.

“Excluded Assets” means all of the properties, rights and interests of Seller and its Affiliates other than the Assets, which Excluded Assets shall include the following in existence as of, or relating to events or occurrences prior to, the Effective Time:

(a) all of Seller’s and its Affiliates’ respective tax-related documents, filings or records;

(b) copies (but not the originals) of all Records;

(c) all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(d) all financial assurances of shippers held by Seller in connection with the Enbridge mainline systems;

(e) all insurance proceeds and condemnation awards except as provided in Section 11.3(b);

(f) claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

(g) all work product of Seller’s and its Affiliate(s)’ attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney-client privilege;

(h) Seller’s and its Affiliate(s)’ operating control systems for the Assets or the Canadian Assets and all hardware and software associated therewith that is not used or held for use by Seller or its Affiliate(s) solely in connection with the ownership, use or operation or maintenance of the Assets;

(i) Seller’s and its Affiliate(s)’ integrity management instruments and tools that are not used or held for use by Seller or its Affiliate(s) solely in connection with the ownership, use or operation or maintenance of the Assets;

(j) Any airplanes, drones or other vehicles or equipment used by Seller or its Affiliate(s) in connection with the maintenance, operation or integrity of the Assets or the Canadian Assets;

(k) Seller’s prorated share of tariff charges for accepted nominations of crude petroleum in the Pipeline pursuant to Section 15.14; and

(l) Seller’s emergency response equipment.

“Execution Date” has the meaning ascribed thereto in the preface.

“Exercise Date” means the date that, as applicable, the Call Exercise Notice is received by Carrier or the Put Exercise Notice is received by Buyer.

“Exhibits” means the exhibits attached to and made a part of this Agreement.

“Expiration Date” has the meaning ascribed thereto in Section 8.1(c).

“FERC” means the Federal Energy Regulatory Commission of the U.S. and any lawful successor agency thereto.

“Financial Covenant Breach” has the meaning ascribed thereto in the Letter Agreement.

“Good Pipeline Industry Practices” means any of those practices, methods and acts that are consistent with Applicable Law and that are engaged in or approved by a significant portion of crude petroleum pipeline carriers in the United States and Canada during the relevant time period or any other practices, methods and acts that are consistent with Applicable Law which, in the exercise of reasonable judgment and prudency in light of the circumstances known at the time of implementation, would have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition. Good Pipeline Industry Practices are not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather are intended to include acceptable practices, methods, and acts generally accepted in the region.

“Governmental Authority” means: (i) any nation or government, any state, province, municipality or other political subdivision thereof; (ii) any governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory board or other tribunal; or (iii) any individual or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature, having jurisdiction or power over any Person, property, operation, transaction or other matter or circumstance.

“Gross Misconduct” means any act or omission by Seller that was voluntary, at least reckless and with cognizance that such act or omission is likely or was likely to result in injury to a person or material damage to property.

“Hazardous Substances” means any substance that, whether by its nature or its use, is regulated or from which liability might arise under any applicable Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof, oilfield wastes and water; (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas; and (d) any corrosion to or deterioration of any structures or other property.

“Heavy Crude Petroleum” means a commodity having a density from 904 kg/m3 to 940 kg/m3 inclusive and a viscosity from 100 up to and including 350 mm2/s at 15°C.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Incidental Rights” has the meaning ascribed thereto in Section 2.4(g).

“Indemnified Party” or “Indemnitee” has the meaning ascribed thereto in Section 12.4(a).

“Indemnifying Party” or “Indemnitor” has the meaning ascribed thereto in Section 12.4(a).

“Initial Budget” has the meaning ascribed thereto in Section 2.6(d).

“Integrity Shutdown Date” has the meaning ascribed thereto in the Letter Agreement.

“Integrity Work” means integrity work performed by Seller pursuant to the Letter Agreement.

“Knowledge” means, with respect to Seller, the present and actual knowledge, without taking into account any constructive or imputed knowledge, of the-then current Director, Chicago Region Operations and LP US Chicago Region Operations (but such individuals shall not have any liability in connection herewith).

“Letter Agreement” means the Letter Agreement dated July 31, 2014, entered into among Buyer, Carrier, EPI and Kiantone Pipeline Corporation, as may be amended, restated or supplemented from time to time.

“Lien” means any lien, mortgage, pledge, claim, charge or security interest.

“Light Crude Petroleum” means a commodity having a density from 800 kg/m3 up to but not including 876 kg/m3 and a viscosity from 2 mm2/s up to but not including 20 mm2/s at 15°C.

“Line 10 Buffalo Extension” means the approximately 91 mile pipeline owned by Carrier and EPI, having its receipt point at its interconnection with the Enbridge mainline system at Westover, Ontario and having its delivery point at Seller’s West Seneca, New York Terminal.

“Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, lawsuits, actions, proceedings, notices of non-compliance, violations, orders of a Governmental Authority, arbitration or governmental proceedings or investigations, costs, liabilities, losses, causes of action, and expenses (including interest, awards, judgments, settlements, fines, costs of investigation and remediation, costs of supplemental environmental projects, fees, costs of defense and reasonable legal and other professional fees and expenses on a ‘solicitor and his own client’ or comparable basis and other professional fees and disbursements on a full indemnity basis), regardless of whether the foregoing arise in, under or by virtue of common law, in equity, under Applicable Law including Environmental Laws, under contract, negligence, strict liability, breach of duty or otherwise.

“Material Adverse Effect” means an adverse effect: (i) on the ownership, use or operation of the Assets, taken as a whole, or (ii) that results in the prohibition of Seller’s or Buyer’s ability to perform its material obligations contemplated by this Agreement, excluding, in each case, (w) such effects that are generally industry-wide developments or changes, and (x) such effects that result from changes in Applicable Law or general economic, regulatory or political conditions.

“Month” means a calendar month.

“Notice Period” has the meaning ascribed thereto in Section 12.4(c).

“Operating Agreement” means the operating agreement in substantially the form attached as Exhibit G.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Parties” and “Party” have the meanings ascribed thereto in the preface.

“Payment Breach” has the meaning ascribed thereto in the Letter Agreement.

“Permits” means all permits, licenses, certificates, orders, approvals, authorizations, grants, consents, exemptions, variances, concessions, warrants, franchises and similar rights and privileges required by Applicable Laws, including Environmental Laws, to operate and maintain the Pipeline Facilities, Real Property Interests, U.S. Carve-out Work, Incidental Rights, Personal Property, and Contract Rights.

“Permitted Encumbrances” means the following:

(a) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any of the documents creating or transferring the Real Property Interests or Permits (excluding any transfer by Seller other than to Buyer pursuant to this Agreement);

(b) the Contracts;

(c) liens for property taxes and assessments that are not yet due and payable;

(d) construction, mechanic’s, materialmen’s, repairmen’s and other statutory liens arising in the ordinary course and securing obligations incurred prior to the Effective Time and (A) for which Seller is responsible for payment, or (B) for which Buyer has agreed to assume or pay pursuant to the terms hereof;

(e) any obligations or duties affecting the Assets under any Permit or Applicable Law and all rights reserved to or vested in any Governmental Authority to control or regulate the Assets or the ownership, operation or maintenance thereof in any manner;

(f) all Encumbrances, and all title defects and irregularities in title that existed as of the Effective Time or that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets taken as a whole;

(g) any encroachments and protrusions and shortages in area that do not materially interfere with the use of the Assets;

(h) required third-party consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate parties for the sale contemplated hereby or, as to which the appropriate time for asserting such rights has expired as of the Effective Time without an exercise of such rights;

(i) any easements, rights-of-way or encumbrances created pursuant to the terms of this Agreement;

(j) the Transaction Documents;

(k) any current or future Lien that will be released of record at or before Closing; and

(l) all other encumbrances and exceptions that could not reasonably be expected to impair materially Buyer’s ability to use the Assets materially in the manner in which Assets were used by Seller immediately prior to the Effective Time.

“Person” means any natural person, sole proprietorship, corporation, partnership (general or limited, including master limited), limited liability company, trust, joint venture, joint stock company, unincorporated association, unincorporated syndicate, unincorporated organization, or other entity or association, including any that is a Governmental Authority, and, where the context requires, any of the foregoing in its capacity as trustee, executor, administrator or other legal representative.

“Personal Property” has the meaning ascribed thereto in Section 2.4(d).

“Pipe Replacement” means the pipeline replacement work provided for in the Pipe Replacement Plan, as such plan has been approved and attached as Attachment A to the Letter Agreement, and includes any amendments, supplements or replacements to such Attachment A, but only to the extent such pipeline replacement work is performed with respect to the Pipeline.

“Pipe Replacement Plan” has the meaning ascribed thereto in the Letter Agreement.

“Pipe Replacement Shutdown Date” has the meaning ascribed thereto in the Letter Agreement.

“Pipeline” means the U.S. segment of the Line 10 Buffalo Extension. The receipt point, delivery point and route of the Pipeline are more particularly depicted on the map attached hereto as Exhibit A.

“Pipeline Facilities” means the pipeline facilities more specifically described on Schedule 2.4(a) attached hereto.

“Pipeline Obligations” has the meaning ascribed thereto in Section 7.1.

“Post-Closing Capital Work” has the meaning ascribed thereto in the Letter Agreement.

“Post-Closing Pipe Replacement True-up Notice” has the meaning ascribed thereto in Section 2.5(c).

“Post-Closing Regulatory Work True-up Notice” has the meaning ascribed thereto in Section 2.5(c).

“Proceeding” means any investigation, information request, inquiry, notice, lawsuit, action, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or any arbitral proceeding.

“Property Interests” means the fee property, rights-of-way, easements, surface use agreements, licenses, leases, permits (including right-of-way permits from railroads and road crossing permits or other rights-of-way permits from Governmental Authorities), and all other right, title, and interest of Seller in and to real property.

“Purchase Price” has the meaning ascribed thereto in Section 2.5(a).

“Purchase Price Allocation” has the meaning ascribed thereto in Section 2.5(d).

“Put Exercise Notice” has the meaning ascribed thereto in Section 2.2(b).

“Put Option” has the meaning ascribed thereto in Section 2.2(a).

“Put Option Commencement Date” means the date that is the earlier of (a) January 1, 2026, and (b) the date that is thirty (30) days after the latest of: (i) the date upon which Carrier gives written notice to Buyer that the Pipe Replacement has been Sufficiently Completed; (ii) the date upon which EPI gives written notice to Canadian Buyer that Pipe Replacement (as defined in the Canadian Put and Call Agreement) has been Sufficiently Completed (as defined in the Canadian Put and Call Agreement), and (iii) the ninth (9th) anniversary of the Execution Date.

“Put Option Exercise Period” means the period beginning on the Put Option Commencement Date and ending on the Put/Call Option Expiry Date.

“Put/Call Option Expiry Date” means the date that is 24 Months after either (a) the Put Option Commencement Date, if such date is the first day of a Month, or (b) the first day of the calendar Month that immediately follows the Put Option Commencement Date, if the Put Option Commencement Date is not on the first day of a Month; provided that, in the event that, as of such date, any representation and warranty of Seller set forth in Section 11.1 or any representation and warranty of EPI set forth in Section 11.1 of the Canadian Put and Call Agreement shall not be true and correct, and as a result thereof Buyer’s condition to Closing set forth in Section 3.2(a) will not be satisfied or Canadian Buyer’s condition to Closing set forth in Section 3.2(a) of the Canadian Put and Call Agreement will not be satisfied then, if Seller or EPI, as applicable, shall have commenced to cure the breach of such representation and warranty and shall be diligently continuing in good faith its efforts to remedy such breach, such date shall be extended to the date that is ten (10) Business Days after the date upon which Seller or EPI, as applicable, completes such remedy.

“Real Property Interests” has the meaning ascribed thereto in Section 2.4(b).

“Recipient” has the meaning ascribed thereto in Section 9.1.

“Records” has the meaning ascribed thereto in Section 2.4(f).

“Regulatory Requirements Costs” has the meaning ascribed thereto in Section 5.4.

“Regulatory Requirements Work” has the meaning ascribed thereto in Section 5.4.

“Regulatory Requirements True-up Notice” has the meaning ascribed thereto in Section 5.4.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata).

“Remediate” or “Remediation” means the removal, abatement, response, investigative, cleanup, and monitoring activities undertaken pursuant to Environmental Laws, including excavation, land-farming, and installation, operation and maintenance of remediation systems.

“Remediation Activities” means those activities undertaken in order to Remediate pursuant to Environmental Laws.

“Retained Liabilities” has the meaning ascribed thereto in Section 7.2.

“Schedules” means the schedules attached to and made a part- of this Agreement.

“Segment Replacement” has the meaning ascribed thereto in the Letter Agreement.

“Seller” has the meaning ascribed thereto in the preface.

“Seller Officer’s Certificate” means a certificate of Seller to the effect set forth in Sections 3.2(a) and 3.2(b) dated the Closing Date, signed by a duly authorized officer of Seller.

“Seller Secretary’s Certificate” has the meaning ascribed thereto in Section 3.2(e).

“Special Warranty Deed” means a Special Warranty Deed in substantially the form of Exhibit E.

“Sufficiently Completed” means that sufficient Pipe Replacement has been completed such that the Pipeline Facilities are mechanically capable of being used, operated and maintained under safe and normal conditions at or around one hundred percent (100%) of their design capacity (assuming (i) a slate of thirty-three percent (33%) Light Crude Petroleum and sixty-seven percent (67%) Heavy Crude Petroleum, (ii) design day conditions, which conditions assume no pressure restrictions or unplanned or planned outages, and (iii) a pipe diameter prior to any pipe upsizing pursuant to the Pipe Replacement Plan), in accordance with Applicable Laws, as determined by Carrier, in its reasonable discretion.

“Taxes” means all taxes of any nature whatsoever, including fees, excise taxes, sales and use taxes, goods and services taxes or governmental charges and any additions or charges hereinafter imposed by the U.S. or any other nation or any province, state or any political subdivision of the U.S. or any other nation, or therein due with respect to amounts to be paid pursuant to this Agreement and any penalties, interest or charges related thereto but will not include income taxes, large corporations tax or other capital taxes.

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes and income taxes due with respect to amounts to be paid pursuant to this Agreement and any penalties, interest or charges related thereto.

“Third Party” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.

“Third Party Claim” has the meaning ascribed thereto in Section 12.4(c).

“Total Regulatory Requirements Costs” has the meaning ascribed thereto in Section 5.4(a).

“Total Replacement Costs” has the meaning ascribed thereto in the Letter Agreement.

“Transaction Agreements” means the Operating Agreement if Closing occurs prior to final completion of the Carve-out Work and Pipe Replacement.

“Transaction Documents” means (a) the Transaction Agreements, if any, (b) the Conveyance Documents, and (c) any other document related to the sale, transfer, assignment or conveyance of the Assets to be delivered at Closing.

“Transfer Taxes” has the meaning ascribed thereto in Section 15.13(b).

“U.S.” means the United States of America.

“U.S. Carve-out Work” means Carve-out Work performed or to be performed in the U.S.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	the division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)	unless otherwise indicated, all references to an “Article,” “Section,” “subsection,” “Exhibit,” or “Schedule” followed by a number and/or a letter refer to the specified Article, Section, or subsection of, or Exhibit or Schedule to, this Agreement and all such Articles, Sections, subsections, Exhibits and Schedules are incorporated into this Agreement by reference. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, subsection, Exhibit, Schedule, or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(c)	where the word “including” or “includes” is used, it means “including (or includes) without limitation”;

(d)	a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, includes all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation which supplements or supersedes any such statute or any such regulation;

(e)	unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders;

(f)	unless otherwise specified, all references to money amounts are to the lawful currency of the U.S.

(g)	if any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(h)	unless otherwise expressly stated, references to any Person also include its permitted successor and assigns; and

(i)	each agreement and obligation of any of the Parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

1.3	Exhibits and Schedules

The following are the Exhibits to this Agreement and are made a part hereof:

A	Map of Pipeline

B-1	Form of Assignment and Novation Agreement

B-2	Form of Assignment of Contract

C	Form of Assignment of Easements

D	Form of Bill of Sale, Assignment and Assumption Agreement

E	Form of Special Warranty Deed

F	Intentionally Omitted

G	Form of Operating Agreement

The following are the Schedules to this Agreement and are made a part hereof:

2.1(c)	Estimated Purchase Price

2.4(a)	Pipeline Facilities

2.4(b)	Real Property Interests

2.4(e)	Contracts

7.4	Inactive Pipe

11.1(f)	Consents, Approvals and Authorizations

11.1(o)	Permits

11.1(p)	Environmental Matters

11.1(q)	Required Assets

11.2(e)	Consents, Approvals and Authorizations

ARTICLE 2

GRANT AND EXERCISE OF CALL OPTION AND PUT OPTION

2.1	Grant and Exercise of Call Option

(a)	Carrier hereby grants to Buyer the right (the “Call Option”), but not the obligation, at any time during the Call Option Exercise Period, to elect to purchase and to require Carrier to sell all, but not less than all, of the Assets, upon and subject to the terms and conditions contained herein.

(b)	Provided that Buyer is not in default of any of its payment obligations required to be made by it to Carrier or EPI pursuant to Paragraphs A and B of the Letter Agreement, and subject to compliance with its obligation in Section 2.1(c) below, the Call Option may be exercised at any time during the Call Option Exercise Period by Buyer giving written notice to Carrier, which notice (the “Call Exercise Notice”), once given, shall be irrevocable.

(c)	Carrier’s estimate, as of the Execution Date, of the Purchase Price that would be payable by Buyer if Closing occurred on the date when the Purchase Price would be at its highest point is attached as Schedule 2.1(c). Within thirty (30) days of a written request from Buyer, Carrier shall provide an updated estimate, as of the date of such written request, of the Purchase Price that would be payable by Buyer if Closing occurred on such date; Carrier agrees that such updated estimate shall serve as the basis for Buyer’s obligations in Section 2.1(d). Within sixty (60) days after the Execution Date, Buyer shall provide Carrier with a financing plan outlining the reasonably anticipated sources of funds for such estimated Purchase Price. If Buyer revises such financing plan from time to time prior to the Closing it shall promptly advise Carrier of each such revision. Such financing plan and any revision must be acceptable to Carrier, provided that Carrier shall only be entitled to consider any such financing plan or revision thereto unacceptable if it determines, taking into account external financial advice, that such financing plan is not reasonably likely to be successfully implemented in light of prevailing market conditions and the then-current financial circumstances of Buyer.

(d)	Buyer shall, concurrently with the delivery of the Call Exercise Notice, provide to Carrier either (i) evidence that Buyer has obtained and accepted a binding term sheet or similar lending commitment from Creditworthy Lenders committing to fund the payment of the Debt Portion of the Purchase Price and which is permitted pursuant to the terms of Buyer’s then existing financing arrangements, subject only to customary conditions precedent that Buyer will be in a position to fulfill at the Closing, or (ii) other evidence satisfactory to Seller of Buyer’s ability to pay the Purchase Price at Closing in accordance with the terms of this Agreement, in light of prevailing market conditions and Buyer’s financial circumstances.

2.2	Grant and Exercise of Put Option

(a)	Buyer hereby grants to Carrier the right (the “Put Option”), but not the obligation, at any time during the Put Option Exercise Period, to elect to sell and to require Buyer to purchase all, but not less than all, of the Assets, upon and subject to the terms and conditions contained herein.

(b)	The Put Option may be exercised at any time during the Put Option Exercise Period by Carrier giving written notice to Buyer, which notice (the “Put Exercise Notice”), once given, shall be irrevocable.

2.3	Binding Agreement of Purchase and Sale

(a)	Subject to the exercise of the Put Option or the Call Option and the satisfaction or waiver of the conditions to Closing set forth in Article 3, this Agreement creates and constitutes a binding agreement of purchase and sale of the Assets.

(b)	Carrier and Buyer agree that, upon delivery of the Call Exercise Notice pursuant to Section 2.1(b) or the Put Exercise Notice pursuant to Section 2.2(b), the condition set forth in Section 2.4 shall have been satisfied and Carrier shall, subject to the satisfaction and waiver of the remaining conditions to Closing set forth in Article 3, sell, transfer, assign, set over and convey the Assets and Buyer shall purchase and acquire the Assets subject to and in accordance with the terms and conditions of this Agreement.

(c)	Closing shall occur on the Closing Date in accordance with the terms herein.

(d)	The Purchase Price payable by Buyer to Carrier in respect of the Assets shall be the amount set forth and determined in accordance with Section 2.5.

2.4	Purchase and Sale.

Conditioned upon the exercise of the Call Option or the Put Option, as provided for in this Article 2, and the satisfaction or waiver of the conditions to Closing set forth in Article 3 hereof, and subject to the other terms and conditions set forth herein, at the Closing, and effective as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, for the Purchase Price, the Assets. Unless and until the Call Option or the Put Option is exercised, no Party shall have any obligations, rights or liabilities under this Section 2.4 or Section 2.5, or any claims against the other Party for any breach by such other Party of its representations and warranties set forth in Article 11 other than the right of termination, if any, under Sections 8.1(f), 8.1(g) or 8.1(h). The term “Assets” shall mean all of Seller’s and its Affiliates’, as applicable, right, title and interest in and to the following properties and interests described in clauses (a) through (g) below, with such additions or subtractions as may occur between the Execution Date and Closing, including as a result of Integrity Work, Pipe Replacement and, to the extent it expands any of the properties and interests described in clauses (a) through (g) below, the U.S. Carve-out Work pursuant to the Letter Agreement or this Agreement:

(a)	Pipeline Facilities. The Pipeline Facilities described in Schedule 2.4(a), which, collectively, shall comprise all piping, compressors, cathodic protection and other necessary and ancillary equipment, including Personal Property, which are part of the Pipeline.

(b)	Real Property. The Property Interests through and under which the Pipeline Facilities, Personal Property and U.S. Carve-out Work are located and operated and which are used or held for use by Seller solely in connection with the ownership, use, operation or maintenance of the Pipeline Facilities, Personal Property, Contract Rights, Permits, Incidental Rights, and Carve-out Work, as further described on Schedule 2.4(b) (collectively, the “Real Property Interests”).

(c)	Assignable Permits. All of Seller’s rights, title and interest in and to all Permits that are used or held for use by Seller solely in connection with the ownership, use, operation or maintenance of the Pipeline Facilities and that are assignable or transferrable by Seller under Applicable Law (collectively, the “Assignable Permits”).

(d)	Personal Property. All of Seller’s right, title and interest in and to all personal property of every kind and nature, whether tangible or intangible, that is held for use by Seller solely in connection with, the ownership, use, operation or maintenance of the Real Property Interests, Permits, U.S. Carve-out Work, Incidental Rights and Pipeline Facilities, if any such personal property exists as of the Closing Date (collectively, the “Personal Property”).

(e)	Contract Rights. All of Seller’s rights, title and interest in and to the contracts entered into by Seller solely in connection with, the ownership, use, operation or maintenance of the Real Property Interests, Permits, Personal Property, Incidental Rights, U.S. Carve-out Work and Pipeline Facilities that are assignable by Seller, including the contracts described on Schedule 2.4(e), to the extent such contracts shall not have expired or been terminated prior to the Closing Date (such contracts, collectively, the “Contracts”; Seller’s rights, title and interests therein and thereto, collectively, the “Contract Rights”).

(f)	Records. All of Seller’s right, title and interest in and to all documents, filings and records in Seller’s possession that relate solely to the Pipeline Facilities, Real Property Interests, Permits, Personal Property, Contract Rights, U.S. Carve-out Work and Incidental Rights or the operation or maintenance thereof (collectively, the “Records”), subject to Section 15.12.

(g)	Incidental Rights. To the extent assignable, all of Seller’s right, title and interest in and to the following insofar as the same are used or held by Seller solely in connection with the Pipeline Facilities, Real Property Interests, and Personal Property located on the Pipeline Facilities or Real Property Interests described in clauses (a), (b) and (d) above: all keys, lock combinations and other devices or information necessary to permit Buyer to gain entry to or take possession of the Pipeline Facilities, the Real Property Interests, and such Personal Property (collectively, the “Incidental Rights”).

2.5	Purchase Price

(a)	Purchase Price. The cash purchase price of the Assets (the “Purchase Price”) shall be the U.S. dollar amount that is equal to the sum of:

(i)	Twenty Two Million Nine Hundred Ten Thousand Four Hundred Sixty-Eight Dollars ($22,910,468), which the Parties agree is seventy percent (70%) of the book value of the Assets as of July 31, 2014, minus depreciation thereof in the amount of Seven Hundred Ninety-Seven Thousand One Hundred Fifty-Nine Dollars ($797,159) per annum (allocated on a per diem basis for any partial year) from July 31, 2014 through the Closing Date;

(ii)	one hundred percent (100%) of the Total Replacement Costs of any and all Segment Replacements commenced by Seller on or after July 31, 2014,

and put into service prior to the Closing Date, minus any Total Replacement Costs paid by Buyer to Seller with respect to such Segment Replacements prior to the Closing Date pursuant to Paragraphs B.3(b) and B.3(c)(iii) of the Letter Agreement. In accordance with the Letter Agreement, for purposes of determining the Total Replacement Costs that are payable by Buyer to Seller prior to Closing pursuant to this clause (ii), once any Segment Replacement has been put into service, the deferred fifty percent (50%) of the Total Replacement Costs of such Segment Replacement described in Paragraph B.3(c)(iii) of the Letter Agreement will be amortized over ten (10) years based on the typical amortization schedule attached as Attachment G to the Letter Agreement, with the unpaid balance of such deferred fifty percent (50%) of such Total Replacement Costs to be paid pursuant to this clause (ii);

(iii)	one hundred percent (100%) of Carrier’s estimate of the Total Replacement Costs of any and all Segment Replacements that are in progress by Seller as of the Closing Date and not covered by clause (ii) above, minus any Total Replacement Costs paid by Buyer to Seller prior to the Closing Date with respect to such Segment Replacements pursuant to Paragraphs B.3(b) of the Letter Agreement;

(iv)	one hundred percent (100%) of the Total Regulatory Requirements Costs of any and all Regulatory Requirements Work commenced by Seller after the Execution Date and completed prior to the Closing Date, minus any Total Regulatory Requirements Costs paid by Buyer to Seller with respect to such Regulatory Requirements Work prior to the Closing Date pursuant to Section 5.4. For purposes of determining the Total Regulatory Requirements Costs that are payable by Buyer to Seller prior to Closing pursuant to this clause (iv), once any Regulatory Requirements Work is completed, the deferred fifty percent (50%) of the Total Regulatory Requirements Costs of such Regulatory Requirements Work will be amortized over ten (10) years based on the typical amortization schedule attached as Attachment G to the Letter Agreement, with the unpaid balance of such deferred fifty percent (50%) of such Total Regulatory Requirements Costs to be paid pursuant to this clause (iv); and

(v)	one hundred percent (100%) of Carrier’s estimate of the Total Regulatory Requirements Costs of any and all Regulatory Requirements Work that is in progress by Seller as of the Closing Date and not covered by clause (iv) above, minus any Total Regulatory Requirements Costs paid by Buyer to Seller with respect to such Regulatory Requirements Work prior to the Closing Date pursuant to Section 5.4.

The Parties agree that the consideration above for the sale, assignment, transfer and delivery of the Assets, is inclusive of the discharge by Buyer of all past and present Pipeline Obligations, if any. Buyer shall further comply with its other obligations set forth in Article 7.

(b)	Effective Time. If the Closing occurs, the effective time of the transfer of the Assets from Seller to Buyer shall be at 12:00 a.m. Calgary time on the Closing Date (the “Effective Time”).

(c)	Purchase Price Adjustments.

(i)	The amount set forth in clause (iii) of Section 2.5(a) for any Segment Replacement(s) in progress as of Closing shall be based on Carrier’s estimate of the Total Replacement Costs thereof given in accordance with Paragraph B.3(a) of the Letter Agreement. As soon as possible following completion of all such Segment Replacement(s) in progress as of Closing, Carrier will conduct a true-up of the aggregate estimated Total Replacement Costs paid by or on behalf of Buyer pursuant to Paragraph B.3(b) of the Letter Agreement and clause (iii) of Section 2.5(a) hereof with respect to such Segment Replacement(s) versus the actual Total Replacement Costs for such Segment Replacement(s) incurred by Carrier, and provide notice to Buyer of same (the “Post-Closing Pipe Replacement True-up Notice”). If the aggregate estimated Total Replacement Costs paid by or on behalf of Buyer pursuant to Paragraph B.3(b) of the Letter Agreement and clause (iii) of Section 2.5(a) hereof for such Segment Replacement(s) exceed the actual costs reasonably required for completion of such Segment Replacement(s), Carrier shall pay Buyer such difference within thirty (30) days of the date of delivery of the Post-Closing Pipe Replacement True-up Notice, and the Purchase Price shall be decreased by the amount of such difference. If the actual costs reasonably required for completion of such Segment Replacement(s) exceed the aggregate estimated Total Replacement Costs paid by or on behalf of Buyer pursuant to Paragraph B.3(b) of the Letter Agreement and clause (iii) of Section 2.5(a) hereof with respect to such Segment Replacement(s), Buyer shall pay Carrier such difference within thirty (30) days of the date of receipt of the Post-Closing Pipe Replacement True-up Notice, and the Purchase Price shall be increased by the amount of such difference.

(ii)	The amount set forth in clause (v) of Section 2.5(a) for any Required Regulatory Work in progress as of Closing shall be based on Carrier’s estimate of the Total Regulatory Requirements Costs thereof given in accordance with Section 5.4(a). As soon as possible following completion of all such Required Regulatory Work in progress as of Closing, Carrier will conduct a true-up of the aggregate estimated Total Regulatory Requirements Costs paid by or on behalf of Buyer pursuant to Section 5.4 and clause (v) of Section 2.5(a) hereof with respect to such Required Regulatory Work versus the actual Total Regulatory Requirements Costs for such Required Regulatory Work incurred by Carrier, and provide notice to Buyer of same (the “Post-Closing Regulatory Work True-up Notice”). If the aggregate estimated Total Regulatory Requirements Costs paid by or on behalf of Buyer pursuant to Section 5.4 and clause (v) of Section 2.5(a) hereof for such Required Regulatory Work exceed the actual costs reasonably required for completion of Required Regulatory Work, Carrier shall pay Buyer such difference within thirty (30) days of the date of delivery of the Post-Closing Regulatory Work True-up Notice, and the Purchase Price shall be decreased by the amount of such difference. If the actual costs reasonably required for completion of such Required Regulatory Work exceed the aggregate estimated Total Regulatory Requirements Costs paid by or on behalf of Buyer pursuant to Section 5.4 and clause (v) of Section 2.5(a) hereof for such Required Regulatory Work, Buyer shall pay Carrier such difference within thirty (30) days of the date of receipt of the Post-Closing Regulatory Work True-up Notice, and the Purchase Price shall be increased by the amount of such difference.

(iii)	Buyer agrees not to, and to cause its Affiliates not to, (A) submit or support any protest at the FERC regarding the recovery by Carrier of Total Replacement Costs or Total Regulatory Requirements Costs funded from Buyer’s cash payments paid pursuant to Paragraph B.3(b) of the Letter Agreement or Sections 2.5 or 5.4 of this Agreement, and/or (B) claim or contend, directly or indirectly, before any Governmental Authority that any payments made by Buyer pursuant to Paragraph B.3(b) of the Letter Agreement or Sections 2.5 or 5.4 of this Agreement, were or will be made, in whole or in part, for transportation services provided to Buyer or any of its Affiliates on the Pipeline.

(d)

Allocation of Consideration. At least thirty (30) days prior to the Closing Date, Buyer shall determine, in consultation with Seller, and deliver to Seller a proposed allocation among the Assets of the consideration paid (or treated as paid for federal income Tax purposes) for the Assets, in accordance with Section 1060 of the Code (the “Purchase Price Allocation”). The Parties shall promptly negotiate an appropriate adjustment to the Purchase Price Allocation to take into account any adjustment to the Purchase Price pursuant to Section 2.5(c). If the Parties cannot agree on the initial allocation or any adjusted allocation within thirty (30) days, the Parties will resolve the dispute in accordance with Article 13. Buyer and Seller shall prepare and file all Tax Returns (including such reports and information returns as may be required under Section 1060 of the Code), and any regulations thereunder and any corresponding or comparable provisions of applicable state and local Tax laws) in a manner consistent with the Purchase Price Allocation. In the event such allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify the other Party and the Parties shall consult with each other concerning the resolution of the dispute. The Parties agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) as filed with the Internal Revenue Service by such Party or any Affiliate thereof within thirty (30) days of the filing of such form with the Internal Revenue Service. Notwithstanding anything in this Section 2.5(d), failure to agree on the initial allocation or any adjusted allocation shall not delay the Closing Date or prevent the Closing from occurring as scheduled.

2.6	Impact of Exercise of Option

Promptly following the exercise by Buyer of the Call Option, or the exercise by Seller of the Put Option, in each case, in accordance with this Agreement, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with the other Party and its officers, directors, managers, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)	Seller shall act in good faith and diligently to obtain each consent or waiver that is required to be obtained from any Person to permit the transfer and assignment of Seller’s interests in the Assets to Buyer; provided that (i) Seller shall not be required to incur any expense beyond Seller’s usual overhead administrative expense, (ii) Seller shall not be required to pay any compensation to the grantor for the assignment or transfer of any Real Property Interests, Assignable Permits or Contracts, (iii) Buyer shall cooperate in obtaining any such consents, and (iv) Buyer shall execute any reasonable documentation, and provide any reasonable information requested by the Party(ies) whose consent or approval may be required.

(b)	Buyer shall act in good faith and diligently to obtain the issuance, or consent to the transfer or assignment, as appropriate, of each Permit that is required to be obtained from any Governmental Authority to permit the assignment of Seller’s interest in the Assets to Buyer or to operate the Assets after such assignment, and:

(i)	with respect to any Permits that are not Assignable Permits, Seller shall use reasonable efforts, at Buyer’s cost and expense, to assist Buyer in obtaining new Permits and (A) if Closing will occur prior to final completion of the Pipe Replacement and the Carve-out Work and there will be an Operating Agreement, to allow Buyer to continue operation of the Assets under such existing Permits until new Permits are issued or until any earlier date when the Operating Agreement expires or is earlier terminated, to the extent permissible under Applicable Law, or (B) if Closing will occur after final completion of the Pipe Replacement and the Carve-out Work and there will not be an Operating Agreement, promptly following the exercise of the Call Option or the Put Option, the Parties shall negotiate in good faith terms and conditions to allow Buyer to continue operation of the Assets under Seller’s existing Permits until new Permits are issued to Buyer, to the extent permissible under Applicable Law, and if such terms and conditions are agreed by the Parties in writing, Buyer shall be permitted to continue operation of the Assets under Seller’s existing Permits until new Permits are issued to Buyer, subject to and upon such terms and conditions.

(ii)	with respect to any Assignable Permits, Buyer and Seller shall cooperate with each other in all reasonable respects as to the transfer or assignment of such Assignable Permits, including making any filings or notifications or obtaining any authorizations required under Applicable Law in connection with the transfer of the Assets to Buyer. Seller shall, if applicable, assist Buyer in the transfer or assignment of any such Assignable Permits, but Buyer shall be solely responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Assignable Permits.

(iii)	with respect to any Assignable Permits issued prior to the Closing Date that are transferred to Buyer, Seller, within thirty (30) calendar days after the Closing Date or such other period of time as may be required under Applicable Law, shall submit a letter or other required written notice to each applicable Governmental Authority acknowledging that Buyer is assuming the obligations of Seller under such Assignable Permits; and

(iv)	As between Buyer and Seller, Buyer shall be responsible for all filing costs and administrative expenses of any Governmental Authority associated with the issuance, transfer or assignment of any Permits pursuant to this Agreement and for all costs and expenses relating to or arising out of any change in terms or conditions of such Permits resulting from any transfer, assignment or issuance of such Permits to Buyer.

(c)	The Parties shall cooperate with each other (i) in determining whether any filing under the HSR Act is required in connection with the sale of the Assets to Buyer and (ii) to the extent permitted by Applicable Law, in taking such actions or making any filings or furnishing information required in connection therewith, including the filings contemplated by Sections 3.1(g), 3.2(g), 11.1(f)(i) and 11.2(e). Buyer shall pay (and to the extent paid by Seller, reimburse) for the filing fees associated with all filings governed by this Section 2.6(c).

(d)	If Closing will occur prior to final completion of the Pipe Replacement and the Carve-out Work, Seller will deliver to Buyer an estimate of the Operating Charges (as defined in the Operating Agreement) expected to be incurred in connection with the Services (as defined in the Operating Agreement), the Post-Closing Capital Work and the Integrity Work for the period commencing on the Closing Date and ending on December 31st immediately following the Closing Date. Buyer will review and provide comments on (if any), and suggested amendments to (if any), such estimate. Seller shall (i) consider and reasonably accept any Buyer comments on, and suggested amendments to, such estimate with respect to the Services, and (ii) consider in good faith, but shall not be required to accept, any Buyer comments on, and suggested amendments to, such estimate with respect to the Fixed Fee (as defined in the Operating Agreement), the Post-Closing Capital Work and the Integrity Work. Seller shall thereafter prepare and deliver to Buyer a final budget for such period (the “Initial Budget”), which shall be the Annual Budget (as defined in the Operating Agreement) for such period.

2.7	Limitations on Assignments.

Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset or any right thereunder as to which the transfer or attempted assignment, without obtaining any consent of or other action by any third party or any Governmental Authority, would constitute a breach or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder or subject Buyer or Seller or any of their respective Affiliates to civil or criminal liability. To the extent that any approval, waiver, authorization, novation, notice or filing which is necessary for the effective transfer to Buyer of any Asset cannot be obtained or made and, as a result thereof, the full benefits of such Asset cannot be provided to Buyer following Closing, then, if Buyer so requests, Buyer and Seller, directly or through their respective Affiliates, as appropriate, will cooperate with each other and enter into such mutually agreeable, reasonable and lawful arrangements (including a trust arrangement or subcontracting, subleasing or sublicensing, if permitted) in an attempt to provide to the Parties the economic (taking into account all burdens and benefits, including tax costs and benefits) and operational equivalent, to the extent permitted, of providing for Buyer the benefit of the Asset and the performance by Buyer of all obligations relating to such Asset (to the extent such obligations are Pipeline Obligations hereunder); provided, however, that such economic and operational equivalent does not include the provision of lost revenues or profits in the event that any Person terminates a contract included in the Assets.

2.8	Title and Risk of Loss.

Title and, subject to the terms of this Agreement and the Transaction Documents, risk of loss with respect to the Assets shall pass to Buyer at the Effective Time; provided, however, that should the Closing not occur, title and risk of loss shall be deemed to remain in Seller for all purposes and for all periods of time.

2.9	Buyer Access to Updated Information

By its execution of this Agreement, Buyer acknowledges that it is satisfied with the results of its examinations, reviews, inspections, investigations or other due diligence relating to the acquisition of the Assets conducted prior to the execution hereof. Notwithstanding such Buyer satisfaction and in addition to the supplementation procedures set forth in Section 11.3(c) herein, after the Execution Date, at Buyer’s written request, Seller shall provide reasonable updates and access to information relevant to the Assets, and, within the sixty (60) days prior to Closing, Seller shall provide such access to Seller’s property, facilities, personnel, and information as is reasonably necessary to validate Seller’s representation in Section 11.1(q). Buyer shall pay Seller’s reasonable costs incurred in providing updates and access as set forth in this Section 2.9.

2.10	Suspension of Certain Rights

The Parties acknowledge and agree that, upon the exercise of the Call Option or the Put Option, Buyer’s right under Paragraph F.2 of the Letter Agreement to notify Carrier that it wishes to abandon the proposed Pipe Replacement Plan shall immediately terminate.

ARTICLE 3

CONDITIONS TO CLOSING

3.1	Seller’s Conditions.

In addition to satisfaction of the condition set forth in Section 2.4, the obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject to satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Seller in writing:

(a)	Representations. Each of the representations and warranties of Buyer herein contained that is qualified by Material Adverse Effect shall be true and correct, and each of the representations and warranties of Buyer that is not so qualified shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect, on the Closing Date with the same force and effect as though they had been made on the Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, from an authorized officer of Buyer certifying to the foregoing effect.

(b)	Performance. Buyer shall have performed, satisfied and complied in all material respects with all obligations, covenants and agreements set forth in this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing, and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, from an authorized officer of Buyer certifying to the foregoing effect.

(c)	Payment. Buyer shall have paid, or shall pay at Closing, all outstanding amounts payable by Buyer to Seller under the Letter Agreement or this Agreement for Pipe Replacement, Regulatory Requirements Work, Integrity Work and/or U.S. Carve-out Work invoiced by Seller prior to Closing; provided that it shall not be a condition to Closing that Seller shall have completed all of the Pipe Replacement, Regulatory Requirements Work, Integrity Work or U.S. Carve- out Work, if any, pertaining to the Pipeline provided for in the Letter Agreement or this Agreement.

(d)	Pending or Threatened Matters. No Claim or Proceeding shall be pending or threatened that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(e)	Buyer Secretary’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, signed by the Secretary or Assistant Secretary of Buyer certifying

(i) the accuracy and completeness of the copies of, as well as the current effectiveness of Buyer’s resolutions to be attached thereto authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, (ii) the incumbency of the officers executing this Agreement on behalf of Buyer and any documents to be executed and delivered by Buyer at the Closing, and (iii) that attached to the certificate are true and correct copies of the Organizational Documents of Buyer, as in force and effect on the Closing Date (the “Buyer Secretary’s Certificate”).

(f)	Good Standing. Buyer shall have delivered to Seller certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of Buyer, as of a date not more than thirty (30) calendar days prior to the Closing Date, from Buyer’s state of incorporation or formation.

(g)	Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution or delivery of this Agreement or the transfer of the Assets to Buyer, shall have been applied for, or where obtainable before the Closing Date, issued, obtained or made on terms and conditions reasonably satisfactory to Seller except as would not have a Material Adverse Effect and, if applicable, the waiting period (and any extension thereof) applicable to the sale and purchase contemplated hereby under the HSR Act shall have expired or been terminated.

(h)	Consents. All necessary consents, licenses and approvals from all Third Parties (excluding Governmental Authorities) shall have been received, except as would not have a Material Adverse Effect.

(i)	Canadian Put and Call Agreement. All of the conditions to the sale by EPI and purchase by Canadian Buyer of the Canadian Assets required to be satisfied under the Canadian Put and Call Agreement prior to Closing (as defined in the Canadian Put and Call Agreement) shall have been satisfied or waived, such that the Closing of the transactions contemplated by this Agreement shall occur concurrently with the closing of the transactions contemplated by the Canadian Put and Call Agreement.

3.2	Buyer’s Conditions.

The obligation of Buyer to consummate the transactions contemplated by this Agreement at Closing is subject to satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing:

(a)	Representations. Each of the representations and warranties of Seller herein contained that is qualified by Material Adverse Effect, as amended or supplemented in accordance with Section 11.3(c), shall be true and correct, and each of the representations and warranties of Seller that is not so qualified, as amended or supplemented in accordance with Section 11.3(c), shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect, on the Closing Date with the same force and effect as though they had been made on the Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, from an authorized officer of Seller certifying to the foregoing effect.

(b)	Performance. Seller shall have performed, satisfied and complied in all material respects with all obligations, covenants, agreements and conditions contained in this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing, and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, from an authorized officer of Seller certifying to the foregoing effect; provided that it shall not be a condition to Closing that Seller shall have completed all of the Pipe Replacement, Regulatory Requirements Work, Integrity Work or U.S. Carve-out Work, if any, pertaining to the Pipeline provided for in the Letter Agreement or this Agreement.

(c)	Pending or Threatened Matters. No Claim or Proceeding shall be pending or threatened that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)	Title. The Real Property Interests shall be free and clear of all Encumbrances other than Permitted Encumbrances.

(e)	Seller Secretary’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date, signed by the Secretary or Assistant Secretary of Seller or its general partner certifying (i) the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of Seller’s general partner authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, (ii) the incumbency of the officers executing this Agreement on behalf of Seller and any documents to be executed and delivered by Seller at the Closing, and (iii) that attached to the certificate are true and correct copies of the Organizational Documents of Seller, as in force and effect on the Closing Date (the “Seller Secretary’s Certificate”).

(f)	Good Standing. Seller shall have delivered to Buyer certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of Seller, as of a date not more than thirty (30) calendar days prior to the Closing Date, from Seller’s state of incorporation or formation and the state of New York.

(g)	Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution or delivery of this Agreement or the transfer of the Assets to Buyer, shall have been applied for, or where obtainable before the Closing Date, issued, obtained or made on terms and conditions reasonably satisfactory to Buyer, except as would not have a Material Adverse Effect and, if applicable, the waiting period (and any extension thereof) applicable to the sale and purchase contemplated hereby under the HSR Act shall have expired or been terminated.

(h)	Consents. All necessary consents, licenses and approvals from all Third Parties (excluding Governmental Authorities) shall have been received, except as would not have a Material Adverse Effect.

(i)	Canadian Put and Call Agreement. All of the conditions to the sale by EPI and purchase by Canadian Buyer of the Canadian Assets required to be satisfied under the Canadian Put and Call Agreement prior to Closing (as defined in the Canadian Put and Call Agreement) shall have been satisfied or waived, such that the Closing of the transactions contemplated by this Agreement shall occur concurrently with the closing of the transactions contemplated by the Canadian Put and Call Agreement.

ARTICLE 4

TRANSACTION DOCUMENTS

4.1	Transaction Documents

In addition to the customary deeds and agreements of transfer, assignment and assumption contemplated herein to be executed and delivered at Closing, Buyer and Seller have agreed that, at Closing, Buyer and Seller will execute and deliver the Transaction Documents, subject to amendment as set forth in Section 4.2. The execution, delivery, or recordation of a Transaction Document shall not, by operation of law or otherwise, supersede, modify, or nullify any provision of this Agreement unless expressly set forth in such Transaction Document.

4.2	Amendments to the Transaction Documents

From and after the Exercise Date, the Parties agree to negotiate in good faith and without unreasonable delay any amendments to the Transaction Documents that are required as result of any changing circumstances to the ownership, operation, maintenance and/or make-up of the Assets given the amount of time that has lapsed between the execution of this Agreement and the exercise of the Call Option or the Put Option, as the case may be. The intent of this Section 4.2 is not to re-negotiate any of the commercial terms of the Call Option, Put Option or the purchase and sale of the Assets, but only to make those amendments that are required to be made to the Transaction Documents to allow for Closing to occur in accordance with the original intent and spirit of the Letter Agreement. If the Parties fail to agree on any particular aspect of any required amendments of any Transaction Document, that term shall remain as stated in the form of that Transaction Document attached hereto or, if the term would thereby become invalid or unenforceable, shall be settled pursuant to the dispute resolution mechanism set forth in Article 13. If any of the Transaction Documents are amended then the Parties agree to amend this Agreement by modifying the form of the applicable Transaction Document appended hereto.

ARTICLE 5

CARVE-OUT WORK; REGULATORY REQUIREMENTS

5.1	Carve-out Work

The Parties acknowledge and agree that, as of the Execution Date, they anticipate that EPI will perform, pursuant to the Canadian Put and Call Agreement, all Carve-out Work, and that no U.S. Carve-out Work will be required. The Parties further acknowledge and agree that a significant period of time may elapse between the Execution Date and the Closing, and that Carrier may determine during such period of time that U.S. Carve-out Work will be required to be performed by Carrier. If Carrier makes such determination, Carrier may, by written notice to Buyer, provide a plan for such U.S. Carve-out Work (a “Carve-out Plan”) and shall diligently perform such work following the exercise of the Put Option or the Call Option, as applicable. Buyer agrees that any such Carve-out Plan is prudent and necessary for the safe operation of the Assets independent of Carrier’s mainline system. If such Carve-out Plan would result in Carve-out Costs payable to Carrier and Carve-out Costs (as defined in the Canadian Put and Call Agreement) of greater than US$38,500,000 (in 2014 U.S. dollars), in the aggregate, but not otherwise, any such Carve-out Plan would require the consent of Buyer, not to be unreasonably withheld, conditioned, or delayed. Buyer acknowledges that Carrier will have all final decision-making authority in relation to U.S. Carve-out Work, if any, and to estimate the Carve-out Costs, if any. Buyer agrees that it will not challenge or object to the scope or nature of such U.S. Carve-out Work. Buyer will be entitled to challenge or object to the costs incurred by Carrier to perform the U.S. Carve-out Work in accordance with

Section 13.1, but only on the basis that (1) the costs were unreasonably high based on the scope and nature of the U.S. Carve-out Work as determined by Carrier, or (2) that the Carve-out Work failed to render the Line 10 Buffalo Extension mechanically capable of being physically operated independently of the Enbridge mainline systems in a safe and efficient manner, and without otherwise implicating any challenge or objection to the scope or nature of the U.S. Carve-out Work itself. Buyer will pay any portion of the U.S. Carve-out Costs that is not subject to such challenge or objection or that is determined to be payable to Carrier following the resolution of such challenge or objection. Carrier shall notify Buyer of any Carve-out Plan as soon as reasonably practicable after Carrier becomes aware of a change requiring U.S. Carve-out Work to be performed by Carrier.

5.2	Carve-out Costs and Payment

If Carrier determines that any U.S. Carve-out Work is required to be performed by Carrier:

(a)	As soon as possible following the Exercise Date, Carrier will provide Buyer with an invoice (the “Carve-out Invoice”) for the estimated Carve-out Costs together with applicable taxes thereon.

(b)	Buyer shall pay to Carrier the amounts set forth in the Carve-out Invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of the Carve-out Invoice.

(c)	If final completion of the U.S. Carve-out Work occurs prior to Closing, Carrier will conduct a true-up of the estimated Carve-out Costs paid by or on behalf of Buyer pursuant to Section 5.2(b) above versus the actual Carve-out Costs incurred by Carrier, and provide notice to Buyer of same (the “Carve-out True-up Notice”). If the aggregate estimated payments exceed the actual costs reasonably required for final completion of the U.S. Carve-out Work, Carrier shall pay Buyer such difference within thirty (30) days of the date of delivery of the Carve-out True-up Notice or, if earlier, at Closing. If the actual costs reasonably required for final completion of the U.S. Carve-out Work exceed the aggregate estimated payments, Buyer shall pay Carrier such difference within thirty (30) days of the date of receipt of the Carve-out True-up Notice or, if earlier, at Closing.

(d)	Carrier agrees not to include in its regulated rates for the Pipeline any of the Carve-out Costs funded from Buyer’s cash payments.

(e)

Buyer agrees not to, and to cause its Affiliates not to, (i) submit or support any protest at the FERC regarding the recovery by Carrier of Carve-out Costs funded from Buyer’s cash payments paid pursuant to this Section 5.2 (as long as Carrier does not seek to include such costs in any of its regulated rates for the Pipeline), and/or (ii) claim or contend, directly or indirectly, before any Governmental Authority that any payments made by Buyer pursuant to this Section 5.2 were or will be made, in whole or in part, for transportation services provided to Buyer or any of its Affiliates on the Pipeline.

(f)	If Buyer fails to pay the amounts set forth in the Carve-out Invoice or any Carve-out True-up Notice within the time periods contemplated in Sections 5.2(b) and 5.2(c) for payment, or Canadian Buyer fails to pay any amounts payable by Canadian Buyer under Section 5.2 of the Canadian Put and Call Agreement, then, in addition to any termination rights that Carrier may have pursuant to Article 8 below, Carrier shall be entitled immediately to stop performance of the Pipe Replacement, the Integrity Work, any Regulatory Requirements Work, and any U.S. Carve-out Work and to terminate the operation of the Pipeline and Enbridge Mainline Owners shall be entitled to discontinue transporting crude petroleum from the Enbridge mainline systems into the Line 10 Buffalo Extension, as soon as permitted under Applicable Laws. Buyer, hereby agrees that neither it nor any of its Affiliates will protest, challenge or oppose, or support any such protest, challenge or opposition, at the FERC or any other Governmental Authority, with respect to the exercise by Carrier or Enbridge Mainline Owners of any of the actions, rights and remedies provided for in this Section 5.2(f).

5.3	Completion of U.S. Carve-out Work Post-Closing

If Carrier determines that any U.S. Carve-out Work is required to be performed by Carrier, Closing will not be delayed as result of such U.S. Carve-out Work not being completed. The Parties acknowledge that, at Closing, Article 7 shall apply to any such U.S. Carve-out Work, and the obligations under this Article 5 will terminate, subject to the terms of the Operating Agreement, including any true-up thereunder.

5.4	Regulatory Requirements

If, pursuant to any mandate by or settlement with any Governmental Authority, during the period commencing on the Execution Date and ending on the Closing Date, Carrier takes any remedial, safety, security, integrity or other actions or procedures (beyond those included in the Pipe Replacement Plan, as amended, the Integrity Work and the U.S. Carve-out Work) for the Pipeline, excluding any such actions or procedures required as a result of the intentional, wilful or grossly negligent breach of Applicable Laws by Carrier (the “Regulatory Requirements Work”):

(a)	Carrier will deliver to Buyer an invoice setting forth fifty percent (50%) of Carrier’s estimate of the internal and external costs to be incurred by Carrier with applicable taxes thereon (one hundred percent (100%) of such costs, collectively, the “Regulatory Requirements Costs”) in connection with any Regulatory Requirements Work, together with project management fees of two and one-quarter percent (2 1⁄4%) thereon (the Regulatory Requirements Costs and such project management fee, collectively, the “Total Regulatory Requirements Costs”). Buyer shall pay each such invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of such invoice.

(b)	After the Regulatory Requirements Work is completed, Carrier will conduct a true-up of such estimated Total Regulatory Requirements Costs for such Regulatory Requirements Work versus the actual Total Regulatory Requirements Costs for such Regulatory Requirements Work and provide notice (a “Regulatory Requirements True-Up Notice”) to Buyer of same. If the Total Regulatory Requirements Costs for any Regulatory Requirements Work estimated by a Carrier exceed the actual Total Regulatory Requirements Costs for such Regulatory Requirements Work incurred by Carrier, Carrier shall pay Buyer fifty percent (50%) of such difference within thirty (30) days of the Regulatory Requirements True-Up Notice. If the actual Total Regulatory Requirements Costs for any Regulatory Requirements Work incurred by Carrier exceed the Total Regulatory Requirements Costs for any Regulatory Requirements Work estimated by Carrier, Buyer shall pay fifty percent (50%) of such difference to Carrier within thirty (30) days of the Regulatory Requirements True-Up Notice.

(c)	Carrier will initially fund the remaining fifty percent (50%) of the Regulatory Requirements Costs for any Regulatory Requirements Work.

(d)	During construction of any Regulatory Requirements Work, Buyer shall reimburse Carrier for its actual cost of funds used during construction. Carrier shall invoice Buyer for such monthly amounts and Buyer shall pay each such invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of such invoice.

(e)

After the Regulatory Requirements Work is completed, and if Closing shall not then have occurred, Buyer shall pay to Carrier a monthly amount equal to (i) the product of (A) such remaining fifty percent (50%) of the Regulatory Requirements Costs of the Regulatory Requirements Work, and (B) 0.23, divided by (ii) twelve (12), each month for a period of ten (10) years commencing on such completion date. Carrier shall invoice Buyer for such monthly amounts and Buyer shall pay each such invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of such invoice. If Closing thereafter occurs, the then-remaining balance of United’s obligations under this clause (e) shall be satisfied by payment of the Purchase Price and this clause (e) shall cease to apply. Buyer has the right to prepay all then-existing unpaid actual Regulatory Requirements Costs at any time.

(f)	Carrier agrees not to include in its regulated rates for the Pipeline any Regulatory Requirements Costs funded from Buyer’s cash payments pursuant to Section 2.5 or this Section 5.4.

(g)	Buyer agrees not to, and to cause its Affiliates not to, (i) submit or support any protest at the FERC regarding the recovery by Carrier of costs of Regulatory Requirements Work funded from Buyer’s cash payments paid pursuant to Section 2.5 or this Section 5.4 (as long as Carrier does not seek to include such costs in any of its regulated rates for the Pipeline), and/or (ii) claim or contend, directly or indirectly, before any Governmental Authority that any payments made by Buyer pursuant to Section 2.5 or this Section 5.4 were or will be made, in whole or in part, for transportation services provided to Buyer or any of its Affiliates on the Pipeline.

(h)	If Buyer fails to pay the amounts set forth in this Section 5.4 within the time periods contemplated in this Section 5.4 for payment, or Canadian Buyer under the Canadian Put and Call Agreement fails to pay to EPI any equivalent amounts under Section 5.4 thereof, then, in addition to any termination rights that Carrier may have pursuant to Article 8 below, Carrier shall be entitled immediately to stop performance of the Pipe Replacement, the Integrity Work and any U.S. Carve-out Work and to terminate the operation of the Pipeline and Enbridge Mainline Owners shall be entitled to discontinue transporting crude petroleum from the Enbridge mainline systems into the Line 10 Buffalo Extension, as soon as permitted under Applicable Laws. Buyer, hereby agrees that neither it nor any of its Affiliates will protest, challenge or oppose, or support any such protest, challenge or opposition, at the FERC or any other Governmental Authority, with respect to the exercise by Carrier or Enbridge Mainline Owners of any of the actions, rights and remedies provided for in this Section 5.4(h).

ARTICLE 6

CLOSING

6.1	Time and Place of Closing.

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Calgary time immediately following the thirtieth (30th) date after the conditions set forth in Sections 2.4, 3.1 and 3.2 shall have been satisfied or waived, other than conditions which by their nature can be satisfied only at Closing (the “Closing Date”), and shall be effective as of the Effective Time.

6.2	Deliveries at Closing if Closing Occurs before Final Completion.

6.2.1     If Closing occurs prior to final completion of the Pipe Replacement and the U.S. Carve-out Work, at the Closing:

(a)	Seller will deliver or cause to be delivered to Buyer each of the following, duly executed where necessary by Seller:

(i)	the Conveyance Documents;

(ii)	the Operating Agreement;

(iii)	the Seller Secretary’s Certificate;

(iv)	the Seller Officer’s Certificate;

(v)	a certificate of non-foreign status dated as of the Closing Date and in form and substance required under section 1445 of the Code; and

(vi)	such other instruments, certificates and documents contemplated by this Agreement to be delivered by Seller at or prior to Closing or as may be reasonably requested by Buyer to evidence or effectuate the transactions contemplated by this Agreement.

(b)	Buyer will deliver or cause to be delivered, as applicable, to Seller each of the following, duly executed where necessary by Buyer:

(i)	the Purchase Price in cash by wire transfer of immediately available funds to an account previously designated by Seller in writing;

(ii)	the Conveyance Documents;

(iii)	the Operating Agreement;

(iv)	the Buyer Secretary’s Certificate;

(v)	the Buyer Officer’s Certificate;

(vi)	evidence of the financial assurances required pursuant to Section 7.3;

(vii)	the ratification provided for in Section 11.4(e); and

(viii)	such other instruments, certificates and documents contemplated by this Agreement to be delivered by Buyer at or prior to Closing or as may be reasonably requested by Seller to evidence or effectuate the transactions contemplated by this Agreement.

6.2.2     If Closing occurs on or after final completion of the Pipe Replacement and the U.S. Carve-out Work, at the Closing:

(a)	Seller will deliver or cause to be delivered to Buyer each of the following, duly executed where necessary by Seller:

(i)	the Conveyance Documents;

(ii)	the Seller Secretary’s Certificate;

(iii)	the Seller Officer’s Certificate;

(iv)	a certificate of non-foreign status dated as of the Closing Date and in form and substance required under section 1445 of the Code; and

(v)	such other instruments, certificates and documents contemplated by this Agreement to be delivered by Seller at or prior to Closing or as may be reasonably requested by Buyer to evidence or effectuate the transactions contemplated by this Agreement.

(b)	Buyer will deliver or cause to be delivered, as applicable, to Seller each of the following, duly executed where necessary by Buyer:

(i)	the Purchase Price in cash by wire transfer of immediately available funds to an account previously designated by Seller in writing;

(ii)	the Conveyance Documents;

(iii)	the Buyer Secretary’s Certificate;

(iv)	the Buyer Officer’s Certificate;

(v)	evidence of the financial assurances required pursuant to Section 7.3;

(vi)	the ratification provided for in Section 11.4(e); and

(vii)	such other instruments, certificates and documents contemplated by this Agreement to be delivered by Buyer at or prior to Closing or as may be reasonably requested by Seller to evidence or effectuate the transactions contemplated by this Agreement.

6.3	Names.

As soon as reasonably possible after the Closing, but in no event later than ninety (90) days after the Closing, Buyer shall remove the names of Seller and its Affiliates, including “Enbridge,” and all variations thereof, from the Assets. As soon as is commercially reasonable after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia of ownership in a name other than any name of Seller or any of its Affiliates, or any variations thereof. This Section 6.3 shall survive Closing.

ARTICLE 7

PIPELINE OBLIGATIONS; AND RETAINED LIABILITIES

7.1	Pipeline Obligations.

From and after the Effective Time, Buyer shall be the owner of the Assets and, subject only to Sections 7.2 and 11.3(e)(i) and the terms of the Operating Agreement, shall be responsible for: (a) any and all existing and future liabilities and obligations, whether known or unknown, foreseen or unforeseen, including Environmental Liabilities, related to or arising out of the Assets or the ownership, operation, possession, management or control of any of the Assets; (b) any and all other existing and future liabilities, duties and obligations, whether known or unknown, foreseen or unforeseen, risk of loss and any related responsibility for the ownership, operation or use of the Assets, including Abandonment and Reclamation Obligations; and (c) the performance of (i) any and all Pipe Replacement pertaining to the Pipeline performed from and after the Closing, and (ii) any and all U.S. Carve-out Work pertaining to the Pipeline performed from and after the Closing (clauses (a), (b) and (c), collectively, the “Pipeline Obligations”); provided that any liabilities or obligations set forth in clauses (a) or (b) above of which Buyer was not aware at Closing, but becomes aware prior to the fifth (5th) anniversary of the Closing Date and that were directly caused by the Gross Misconduct of Seller shall, to the extent so caused by Seller’s Gross Misconduct, be considered Retained Liabilities. Buyer shall give prompt written notice to Seller upon becoming aware of any such Retained Liabilities. Any liabilities or obligations directly caused by the Gross Misconduct of Seller of which Buyer first became aware after the fifth (5th) anniversary of the Closing Date shall be Pipeline Obligations.

7.2	Retained Liabilities.

Seller shall be solely responsible for (a) all existing and future liabilities and obligations, whether known or unknown, foreseen or unseen, relating to the Excluded Assets, (b)

pursuant to Section 11.3(e), any known Release of Hazardous Substances from the Line 10 Assets that occurs during the period commencing on the Execution Date and ending at the Effective Time, and (c) liabilities and obligations characterized as Retained Liabilities in Section 7.1 (subsections (a), (b), and (c) in this Section are collectively the “Retained Liabilities”). Neither Buyer nor any of its Affiliates shall be responsible or liable for the Retained Liabilities.

7.3	Financial Assurances.

(a)	Commencing at Closing and continuing until all Abandonment and Reclamation Obligations with respect to the Pipeline shall have been performed and finally completed, Buyer shall provide and maintain, as financial assurances for the liabilities and obligations described in Section 7.1:

(i)	Commercial General Liability Insurance with an inclusive bodily injury, death, and property damage limit of Two Million Dollars ($2,000,000) per occurrence. This policy shall include coverage for products and completed operations, railroad liability consistent with ISO form CG 24 17, severability of interests and cross liability and shall include contractual liability addressing indemnification under this Agreement. The policy shall be for the benefit of Seller and Buyer, and Seller and Buyer shall be named insureds. The policy shall be endorsed to ensure that actions of Buyer shall not invalidate coverage otherwise provided to Seller. The policy shall waive insurer’s rights of subrogation, recovery, contribution, set-off and counterclaim in favor of Seller; and

(ii)

either (A) such insurance coverage issued by a financially stable third party insurance carrier as shall be required by the rules or regulations of any Governmental Authority having jurisdiction over the Assets or otherwise required by Applicable Law or deemed advisable by Buyer, in addition to the Commercial General Liability Insurance set forth in Section 7.3(a)(i), that names Seller as an additional insured and pollution legal liability insurance that provides coverage to Buyer and Seller and names Seller as a second named insured, on terms and conditions reasonably acceptable to Seller; or (B) during any period when pollution legal liability insurance is not maintained by Buyer pursuant to clause (A) or the pollution liability insurance provided by Buyer pursuant to clause (A) has minimum limits that are less than US$200,000,000, cash reserves, cash equivalents (in form acceptable to Seller), and/or catastrophe bonds issued by one or more entities, and on terms and conditions, that are reasonably acceptable to Seller, totaling not less than US$200,000,000 in the aggregate hereunder and under Section 7.3 of the Canadian Put and Call Agreement; provided that such cash reserves, cash equivalents (in form acceptable to Seller), and/or catastrophe bonds provided and maintained by Buyer under this Agreement shall total not less than US$52,000,000.

(b)	For the insurance referenced in Section 7.3(a)(i) and any financial assurances provided pursuant to clause (A) of Section 7.3(a)(ii):

(i)	all insurance policies carried by Buyer shall: (A) be issued in form acceptable to Seller by insurance companies lawfully authorized to conduct business in the State(s) in which the Pipeline is located and having an A.M. Best rating of A-/VII or better; (B) be written as primary policy coverage and not contributing with or in excess of any coverage which Seller may carry; (C) provide for at least thirty (30) days prior written notice to Seller of any cancellation or material alteration of such policy or any defaults thereunder; and (D) contain an express waiver of any right of subrogation by the insurance company against Seller and Seller’s agents.

(ii)	At least five (5) days prior to Closing and thereafter not less than twenty (20) days prior to the expiration dates of each policy providing all or part of the insurance pursuant to Section 7.3(a)(i) or clause (A) of Section 7.3(a)(ii), Buyer shall deliver to Seller a certified copy of the policy or policies, and renewals thereof, and certificates of insurance, evidencing Buyer’s insurance coverage pursuant to Section 7.3(a)(i) or clause (A) of Section 7.3(a)(ii), and evidencing the payment of premiums or accompanied by other evidence satisfactory to Seller of such payment.

(iii)	In the event that Buyer shall fail to maintain all or part of the insurance pursuant to Section 7.3(a)(i) or clause (A) of Section 7.3(a)(ii), then, without limiting Seller’s rights and remedies set forth in Section 7.3(d), Seller, in Seller’s sole discretion, may (but shall not be obligated to) (A) obtain such insurance coverage solely for Seller’s own benefit and pay the premiums therefor for a period not exceeding one year in each instance, and the premiums so paid by Seller shall be payable by Buyer to Seller, on presentation of Seller’s invoice therefor, and/or (B) require Buyer to obtain and maintain the additional cash reserves, cash equivalents (in a form acceptable to Seller) surety bonds and/or catastrophe bonds issued by one or one or more entities, and on terms and conditions, that are reasonably acceptable to Seller.

(c)	If financial assurances are required to be provided pursuant to clause (B) of Section 7.3(a)(ii), at least five (5) days prior to Closing and thereafter not less often than semi-annually, Buyer shall deliver to Seller evidence reasonably acceptable to Seller that Buyer is in compliance with clause (B) of Section 7.3(a)(ii).

(d)	If Buyer fails to maintain any or all of the financial assurances required to be provided pursuant to Section 7.3(a), or fails to comply with any or all of its obligation under Sections 7.3(b), 7.3(c) or 7.4, then, in addition to any and all other rights and remedies that are available to Seller in connection with such breach: (i) if Closing occurs prior to completion of all of the Pipe Replacement and Carve-out Work, Seller or the Operator (as defined in the Operating Agreement) shall be entitled immediately to stop performance of the Post-Closing Capital Work and all Integrity Work pertaining to the Pipeline, and/or (ii) regardless of whether Closing occurs prior to or after completion of all of the Pipe Replacement and Carve-out Work, Enbridge Mainline Owners shall be entitled to discontinue transporting crude petroleum from the Enbridge mainline systems into the Line 10 Buffalo Extension, as soon as permitted under Applicable Law, without notice to Buyer. Buyer, for itself and its successors and assigns, hereby agree that neither they nor any of their Affiliates will protest, challenge or oppose, or support any such protest, challenge or opposition, at the FERC or any other Governmental Authority, with respect to the exercise by Enbridge Mainline Owners of any of the actions, rights and remedies provided for in this Section 7.3(d).

7.4	Inactive Pipe

Buyer shall not put back into service at any time after the Closing Date any pipe that is part of the Assets and described in Schedule 7.4, without Seller’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.5	Survival.

This Article 7 shall survive Closing.

ARTICLE 8

TERMINATION

8.1	Termination at or Prior to Closing.

At any time on or prior to the Closing Date, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a)	This Agreement may be terminated by the mutual written consent of both Parties;

(b)	This Agreement shall automatically terminate if neither the Put Option nor the Call Option is exercised on or before the Put/Call Option Expiry Date;

(c)	Either Buyer or Seller, by written notice to the other Party, may terminate this Agreement if the Closing shall not have occurred on or before December 31, 2028 (the “Expiration Date”); provided that neither Buyer nor Seller may so terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement; provided, further, that in the event that, as of December 31, 2028, (i) any representation and warranty of Seller set forth in Section 11.1 shall not be true and correct and as a result thereof Buyer’s condition to Closing set forth in Section 3.2(a) is not satisfied, or (ii) any representation and warranty of EPI set forth in Section 11.1 of the Canadian Put and Call Agreement shall not be true and correct and as a result thereof Canadian Buyer’s condition to Closing set forth in Section 3.2(a) of the Canadian Put and Call Agreement is not satisfied then, if Seller or EPI as applicable, shall have commenced to cure the breach of such representation and warranty and shall be diligently continuing in good faith its efforts to remedy such breach, the Expiration Date shall be extended to the earlier of (a) thirty (30) days after the date upon which Seller or EPI, as applicable, completes such remedy, and (b) December 31, 2035;

(d)	If, prior to the exercise of either the Put Option or the Call Option, Buyer notifies Carrier, pursuant to Paragraph F.2 of the Letter Agreement, of its request to abandon the proposed Pipe Replacement Plan, then either Buyer or Carrier may elect to terminate this Agreement by written notice to the other Party;

(e)

Carrier may terminate this Agreement at any time by written notice to Buyer, upon the occurrence of any one or more of: (i) a Financial Covenant Breach which has not been cured in accordance with the terms of the Letter Agreement; (ii) a Payment Breach which has not been cured in accordance with the terms of the Letter Agreement; (iii) a breach of Paragraphs E.6 or F.4 of the Letter Agreement which has not been cured in accordance with the terms of the Letter Agreement; (iv) the Integrity Shutdown Date; (v) the Pipe Replacement Shutdown Date; or (vi) if, pursuant to Paragraph E.3 of the Letter Agreement, Enbridge Mainline Owners determine that it is no longer safe to deliver crude petroleum into the Line 10 Buffalo Extension; provided that any termination pursuant to this clause (vi) shall not be effective if, within thirty (30) days (or such longer period as shall be agreed in writing between Enbridge Mainline Owners and Buyer), after Enbridge Mainline Owners notify Buyer of such determination (1) Enbridge Mainline Owners and Buyer agree in writing that it is commercially and environmentally viable to restore the Line 10 Buffalo Extension to safe operation, and (2) Buyer agrees in writing to pay (and Kiantone Pipeline Corporation agrees to guaranty)

all of the costs of returning the Line 10 Buffalo Extension to safe operation, on terms and conditions acceptable to Enbridge Mainline Owners. If the conditions in clauses (1) and (2) of clause (vi) are satisfied, Enbridge Mainline Owners will make such repairs that they deem necessary to return the Line 10 Buffalo Extension to safe operating condition as soon as reasonably possible;

(f)	Carrier may terminate this Agreement if Buyer shall have materially breached any of its representations, warranties, or covenants contained herein and such material breach will have a Material Adverse Effect and is not cured within thirty (30) days after receipt of written notice thereof from Carrier; provided that, if such material breach is not a breach of a payment obligation and (i) will have a Material Adverse Effect if not cured promptly, then the entitlement of Carrier to terminate this Agreement pursuant to this Section 8.1(f) shall be suspended if during such thirty (30) day period Buyer has commenced to remedy such material breach and shall then continuously and diligently pursue such cure to completion, but such suspension shall cease to be effective if Buyer ceases such efforts to cure such material breach, or (ii) in the event that such material breach will have a Material Adverse Effect, but only if such material breach is not cured by Closing, the entitlement of Carrier to terminate this Agreement pursuant to this Section 8.1(f) shall be suspended until the Call Option or Put Option, as applicable, is exercised, and thereafter, if Buyer commences to remedy such material breach promptly after the Exercise Date, and then continuously and diligently pursues such cure to completion, but such suspension shall cease to be effective if Buyer ceases such efforts after the Exercise Date to cure such material breach. Without limitation, any breach by Buyer of its agreement in Section 2.1(c) or its representation and warranty in Section 11.2(g) shall conclusively be deemed subject to clause (i) above;

(g)

Buyer may terminate this Agreement if Carrier shall have materially breached any of its representations, warranties, or covenants contained herein or in the Letter Agreement, and such material breach will have a Material Adverse Effect and is not cured within thirty (30) days after receipt of written notice thereof from Buyer; provided that, if such material breach is not a breach of a payment obligation and (i) will have a Material Adverse Effect if not cured promptly, then the entitlement of Buyer to terminate this Agreement pursuant to this Section 8.1(g) shall be suspended if during such thirty (30) day period Carrier has commenced to remedy such material breach and shall then continuously and diligently pursue such cure to completion, but such suspension shall cease to be effective if Carrier ceases such efforts to cure such material breach, or (ii) in the event that such material breach will have a Material Adverse Effect, but only if such material breach is not cured by Closing, the entitlement of Buyer to terminate this Agreement pursuant to this Section 8.1(g) shall be suspended until the Call Option or

Put Option, as applicable, is exercised, and thereafter, if Carrier commences to remedy such material breach promptly after the Exercise Date, and then continuously and diligently pursues such cure to completion, but such suspension shall cease to be effective if Carrier ceases such efforts after the Exercise Date to cure such material breach. Notwithstanding anything in this Section 8.1(g) to the contrary, Buyer shall have no right to terminate this Agreement pursuant to this Section 8.1(g) if the material breach by Carrier of any of its representations, warranties, or covenants contained herein resulted from an event described in subsection 11.3(c)(ii)(A); or

(h)	Buyer may terminate this Agreement pursuant to Section 11.3(c) by written notice to Seller.

8.2	Effect of Termination

In the event that Closing does not occur as a result of this Agreement terminating pursuant to Section 8.1, then: (a) the Parties shall have no further rights or obligations under this Agreement, except that nothing herein shall relieve a Party from any liability for any breach of this Agreement that occurred prior to termination of this Agreement; (b) the provisions of Article 1, Article 12, Article 13, Article 14 and Article 15, and Sections 11.1(k), 11.2(h), and 11.4 shall survive any termination of this Agreement; and (c) Carrier shall be entitled to terminate the operation of the Pipeline and Enbridge Mainline Owners shall be entitled to discontinue transporting crude petroleum from the Enbridge mainline systems into the Line 10 Buffalo Extension, as soon as permitted under Applicable Laws. Except when terminated pursuant to Sections 8.1(b) or 8.1(g), Buyer hereby agrees that neither it nor any of its Affiliates will protest, challenge or oppose, or support any such protest, challenge or opposition, at the FERC or any other Governmental Authority, with respect to the exercise by Carrier or the Enbridge Mainline Owners of any of the actions, rights and remedies provided for in this Section 8.2. In the event that Closing does not occur as a result of this Agreement terminating pursuant to Section 8.1, the provisions of Article 9 shall survive any termination of this Agreement for a period of four (4) years following the date of termination.

ARTICLE 9

CONFIDENTIALITY

9.1	Confidentiality

Subject to Sections 9.2, 9.3 and 9.4, each Party (a “Recipient”) to which Confidential Information of the other Party (a “Disclosing Party”) is disclosed as a result of, or in connection with, this Agreement or the Letter Agreement agrees that such Confidential Information will be kept confidential and Recipient will not disclose such Confidential Information to any third party without the prior written consent of Disclosing Party.

9.2	Exceptions to Confidentiality

For the purposes of Section 9.1, the following information will not be considered Confidential Information and will not be subject to any obligation of confidentiality:

(a)	any information that is within the public domain at the time of its disclosure to the Recipient or that thereafter enters the public domain through no fault of the Recipient, but only after such information becomes part of the public domain;

(b)	any information (other than the provisions of this Agreement or the Letter Agreement) that the Recipient can show was in its possession prior to receipt or acquisition thereof from the Disclosing Party and that is not subject to an obligation of confidentiality;

(c)	any information (other than the provisions of this Agreement or the Letter Agreement) that, following its disclosure by the Disclosing Party to the Recipient is received by the Recipient without obligation of confidentiality from a third party who the Recipient had no reason to believe was not properly or lawfully in possession of such information free from any obligation of confidentiality;

(d)	any information that is developed independently at any time by a Recipient without the use of the Confidential Information, alone or in conjunction with a third party; and

(e)	any information that a Disclosing Party agrees in writing is not Confidential Information.

9.3	Permitted Disclosures of Confidential Information

The following Confidential Information may be disclosed to a third party without the consent of the Disclosing Party provided that Recipient will impose the obligations of confidentiality set forth in this Article 9 upon the third party receiving the information, and provided further that Recipient will be liable to Disclosing Party for a breach of such obligations of confidentiality by the third party:

(a)	any information that is reasonably required by a lender, investor or potential lender or investor in order for Recipient to obtain, maintain or renew any loan or investment or to any other Person in connection with obtaining any form of financing by Recipient;

(b)	any information that is reasonably required by an insurer or potential insurer in order for Recipient to obtain, maintain or renew any insurance concerning any of its activities required or incidental to this Agreement or the Transaction Documents;

(c)	any information that is reasonably required by a third party for the sole purpose of evaluating a potential purchase of either Carrier (whether directly or indirectly), or any interest in either;

(d)	any information that is reasonably required by a third party for the sole purpose of evaluating the potential acquisition of Buyer or any of the assets of Buyer where, as a result of such acquisition, the third party would assume all or certain of the rights and obligations under this Agreement;

(e)	any information that is reasonably required by an Affiliate of Recipient;

(f)	any information that is disclosed by: (i) a Recipient; (ii) an Affiliate of a Recipient; or (iii) by a third party to whom disclosure by a Recipient is otherwise permitted hereunder to its shareholders, counsel, professional advisers, underwriters or any of their respective directors, officers or employees; and

(g)	any information that is reasonably required by an arbitrator.

9.4	Required Disclosures

A Recipient may disclose any Confidential Information that is required to be disclosed by Applicable Law to a Governmental Authority or to the public without the consent of the Disclosing Party, provided that where the Recipient is required to disclose any Confidential Information by Applicable Law, to a Governmental Authority or the public, the Recipient shall notify the Disclosing Party promptly upon the Recipient becoming aware that such disclosure is required or may be required. Notwithstanding any provision herein to the contrary, a Recipient may disclose Confidential Information to a Governmental Authority or to a third party without the consent of the Disclosing Party where such disclosure is required or desirable in order to apply for, request or obtain any regulatory approvals or consents which are necessary for Closing. Before disclosing any Confidential Information pursuant to the first sentence of this Section 9.4, the Recipient shall, to the extent permissible, allow the Disclosing Party the opportunity to prevent or limit such disclosure, apply for a protective order, or obtain assurances of confidentiality from the recipient of the Confidential Information, and the Recipient shall cooperate with the Disclosing Party to the extent reasonably possible to carry out any such actions. Each Party acknowledges that the other Party or its parent is subject to regulation by applicable securities regulators in both the U.S. and Canada and either Party may disclose Confidential Information pursuant to its obligations to comply with such regulations.

9.5	Press Releases and Public Announcements

Except as may otherwise be required by securities laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld, conditioned, or delayed. Each Party shall have the right to advance review and approval, which shall not unreasonably be withheld, conditioned, or delayed, of any press releases or other publicity to be issued by the other Party.

ARTICLE 10

ASSIGNMENT

10.1	Assignment

Buyer shall not be entitled to assign its interests pursuant to this Agreement in whole or in part without the prior consent of Carrier, which consent may be given or withheld in Carrier’s sole discretion; provided that Buyer shall have the right to assign this Agreement to one of its Affiliates without the consent of Seller as long as such assignment shall not (a) impair or delay the Closing, or (b) relieve or discharge Buyer from any or all of the liabilities and obligations of “Buyer” hereunder.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES; COVENANTS; CONDITION OF ASSETS

11.1	Representations and Warranties of Carrier

Carrier hereby represents and warrants to Buyer:

(a)	Organization; Good Standing and Authority. Carrier is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Carrier has all requisite limited partnership power and authority to own and operate the Assets and to carry on its business in the places and in the manner currently conducted in regard to the Assets. Carrier has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents and the consummation by Carrier of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action by Carrier, and this Agreement has been duly executed and delivered by Carrier.

(b)	Compliance with Laws. As of the Execution Date, Carrier is in compliance with, and after the Execution Date and prior to Closing will remain in compliance with all Applicable Laws pertaining to the operation of the Asset, except as would not reasonably be expected to result in a material liability to Buyer or material loss of or material impairment to any of the Assets under Applicable Law.

(c)	Enforceability. This Agreement constitutes, and, upon execution and delivery of the Transaction Documents, each of the Transaction Documents will constitute, a valid and binding obligation of Carrier, enforceable against Carrier in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and general principles of equity.

(d)	No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Carrier, the consummation of the transactions contemplated hereby or thereby, and the compliance by Carrier with the provisions hereof or thereof, will not, with or without the passage of time or the giving of notice or both:

(i)	conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which Carrier is a party or by which it or the Assets are bound that would have a Material Adverse Effect;

(ii)	conflict with or violate Carrier’s Organizational Documents;

(iii)	result in the creation or imposition of any Lien on any of the Assets; or

(iv)	violate any Applicable Laws applicable to Carrier or its properties or assets that would have a Material Adverse Effect.

(e)	Injunctions. There is no injunction or restraining order, arbitration or Claim pending against Carrier which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(f)	Consents, Approvals, Authorizations and Governmental Regulations.

(i)

Other than (A) compliance with and filings under the HSR Act, if applicable, (B) as would not have a Material Adverse Effect, (C) consents that Seller have already obtained, (D) as set forth in Schedule 11.1(f), and (E) any necessary consents from any future lenders necessary for Seller to exercise the Put Option or to close on the Put Option or Call Option, as applicable, no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with, any Governmental Authority or Person not a Party, is necessary for Seller to execute, deliver and perform this Agreement. No consents are required from any current lenders to Seller or its Affiliate(s) in connection with Seller’s execution and delivery of this Agreement.

(ii)	No Proceeding is pending or, to Seller’s Knowledge, threatened with respect to the revocation or limitation of any of the Permits.

(g)	Taxes. Except as otherwise provided in the first sentence of Section 15.13(a) with respect to ad valorem taxes for the fiscal year in which Closing occurs, all Taxes owed or claimed to be owed by, from or against Seller relating to the Assets or the operation thereof at or before the Effective Time and all Taxes owed by Seller that encumber the Assets have been or will be timely paid in full to the extent due at or before the Effective Time, except to the extent such Taxes are then being contested by Seller in good faith and Seller has established adequate reserves for the payment of the contested amount of such Taxes.

(h)	Litigation.

(i)	There is no injunction, restraining order, arbitration or other Proceeding pending against Seller that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(ii)	There is no Claim pending or, to Seller’s Knowledge, threatened, against or affecting the Assets or the ownership or operation of the Assets, at law or in equity, before or by any Governmental Authority, except as would not have a Material Adverse Effect.

(i)	No FERC Proceedings. There are no pending or, to the Knowledge of Seller, threatened FERC proceedings, actions or orders (including non-public investigations or enforcement actions) involving the Assets, except as would not reasonably be expected to result in a material liability to Buyer or material loss of or material impairment to any of the Assets under Applicable Law.

(j)	Contracts and Commitments. To Seller’s Knowledge, (a) Seller is not in default under the terms of any of the Contracts, (b) all of the Contracts are in full force and effect, except as would not have a Material Adverse Effect, and (c) no counterparty to any of the Contracts is in default under the terms of such Contracts, except as would not have a Material Adverse Effect.

(k)	Broker’s or Finder’s Fees. No investment banker, broker or finder has acted directly or indirectly for Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated hereby. No other investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any of its Affiliates.

(l)	Assessments. Seller has received no written notice of any assessments against the Assets for public improvements.

(m)	Compliance with Property Instruments. Except as would not have a Material Adverse Effect, Seller has not received or given any written notice of default or claimed default under the instruments creating the Real Property Interests, which has not been cured.

(n)	Condemnation. As of the Execution Date, there has been no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

(o)	Permits. Seller holds the Permits more particularly described in Schedule 11.1(o), which are all of the Permits required by Applicable Laws for the operation of the Assets, except as would not reasonably be expected to result in a material liability to Buyer or material loss of or material impairment to any of the Assets under Applicable Law.

(p)	Environmental Matters. Except as set forth on Schedule 11.1(p):

(i)	Seller has not received any written notice that any existing Permits obtained by Seller under applicable Environmental Laws for operating and maintaining the Assets as a common carrier crude oil pipeline will be revoked or that any pending application for any new Permit or renewal of any existing Permit will be protested or denied;

(ii)	There is no Claim or Proceeding concerning any Environmental Liabilities that is pending or, to Seller’s Knowledge, threatened against Seller with respect to ownership or operation of the Assets;

(iii)	Seller is not currently performing any Remediation Activities required under applicable Environmental Law at any of the Real Property Interests or in connection with the Assets;

(iv)	Seller has not received any written notice under any applicable Environmental Law with respect to the existence, Release, threatened Release, or Remediation of Hazardous Substances arising from operation of the Assets at, under, or from any real properties offsite of the Real Property Interests;

(v)	Seller has made available to Buyer complete and correct copies of all environmental site assessment reports, studies, analyses, and related correspondence on alleged Environmental Liabilities that are in Seller’s possession and relating to its ownership or operation of the Assets;

(vi)	The Assets are in material compliance with all Environmental Laws, except as would not reasonably be expected to result in a material liability to Buyer or material loss of or material impairment to any of the Assets under applicable Environmental Laws; and

(vii)	Seller holds all Permits required by Environmental Laws for the operation of the Assets, except as would not reasonably be expected to result in a material liability to Buyer or material loss of or material impairment to any of the Assets under applicable Environmental Laws.

(q)	Sufficiency of Assets. Except as set forth in Schedule 11.1(q), following completion of the Carve-out Work pursuant to this Agreement, the Operating Agreement or otherwise, the Assets will constitute all of the assets, properties and rights necessary for Buyer to operate the Pipeline Facilities on a mechanical basis at the levels set out in the definition of Sufficiently Completed and in the same manner as the Pipeline Facilities were operated on a mechanical basis as of the Closing Date, independently of the Enbridge mainline systems.

11.2	Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller:

(a)

Organization; Good Standing and Authority. Buyer is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Buyer has all requisite corporate power and authority to own, operate and lease the Assets and to carry on its business in the places and in the manner currently conducted in regard to the Assets. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action by Buyer, and this Agreement has been duly executed and delivered by Buyer.

(b)	Enforceability. This Agreement constitutes, and, upon execution and delivery of the Transaction Documents, each of the Transaction Documents will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and general principles of equity.

(c)	No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance by Buyer with the provisions hereof or thereof, will not, with or without the passage of time or the giving of notice or both:

(i)	conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which Buyer is a party that would have a Material Adverse Effect;

(ii)	conflict with or violate Buyer’s Organizational Documents; or

(iii)	violate any Applicable Laws applicable to Buyer or its properties or assets that would have a Material Adverse Effect.

(d)	Injunctions. There is no injunction or restraining order, arbitration or Claim pending against Buyer which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(e)	Consents, Approvals, Authorizations and Governmental Regulations. Other than (i) compliance with and filings under the HSR Act, if applicable, (ii) as would not have a Material Adverse Effect, (iii) consents that Buyer has already obtained, (iv) as set forth in Schedule 11.2(e), or (v) any necessary consents from any current or future lenders necessary for Buyer to exercise the Call Option or to close on the Put Option or Call Option, as applicable, no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Governmental Authority or Person not a Party, is necessary for Buyer to execute, deliver and perform this Agreement. No consents are required from any current lenders to Buyer or its Affiliate(s) in connection with Buyer’s execution and delivery of this Agreement.

(f)	Litigation. There is no injunction, restraining order, arbitration or other Proceeding pending against Buyer which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(g)	Sufficient Funds. Buyer is in compliance with Paragraphs D.1 and D.2 of the Letter Agreement and will satisfy the covenants set forth in Paragraph D.1, D.2, D.3 and D.5 of the Letter Agreement.

(h)	Broker’s or Finder’s Fees. No investment banker, broker or finder has acted directly or indirectly for Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated hereby. No other investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its Affiliates.

(i)	Acquisition Intent. BUYER IS ACQUIRING THE ASSETS FOR ITS OWN BENEFIT AND ACCOUNT AND NOT WITH THE INTENT OF DISTRIBUTING FRACTIONAL UNDIVIDED INTERESTS THEREOF SUCH AS WOULD BE SUBJECT TO REGULATION BY FEDERAL OR STATE SECURITIES LAWS.

11.3	Covenants and Access.

(a)	Conduct of Business. Subject to the terms of the Letter Agreement and this Agreement, from and after the Execution Date and up to and including the Effective Time (or earlier termination of this Agreement):

(i)

Seller shall conduct its business relating to, and operate and maintain, the Assets in compliance with all Applicable Laws including Environmental Laws and in accordance with Good Pipeline Industry Practices and consistent with Seller’s prior practices or as may be required by emergency or force majeure conditions; provided that Seller reserves the right to take, or to cause any third party to take, any action that it may determine, in its sole discretion, to be necessary or prudent in the operation of the Assets, without any obligation to notify Buyer in advance of such action, subject to Sections 5.1, 5.4, 11.3(a)(ii), 11.3(c), 11.3(d)(iii) and 11.3(e), and Article 9, and any other applicable provisions of this Agreement. Buyer acknowledges that, pursuant to the Letter Agreement, Seller is entitled to, and will, perform certain Integrity Work, Pipe Replacement and, if any, the U.S. Carve-out Work, and that Seller may also be required to perform Regulatory Requirements Work pursuant to Section 5.4, that some or all of such Integrity Work, Pipe Replacement,

U.S. Carve-out Work or Regulatory Requirements Work are or may not be in the usual, regular and ordinary course of business consistent with Seller’s prior practices, and that nothing in this subsection 11.3(a)(i) shall preclude or restrict the performance or establishment thereof;

(ii)	Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, take any of the following actions to the extent they would have a Material Adverse Effect: (A) abandon or sell any portion of the Real Property Interests; (B) abandon or sell any Assets other the Real Property Interests except to extent such abandoned or sold Assets are replaced or are obsolete, worn out or surplus, (C) enter into any new contracts that would be binding upon Buyer after Closing unless such new contracts are either (1) cancellable by Buyer within thirty (30) days of the Closing Date or (2) entered into in the ordinary course of business of Seller; (D) lease, mortgage, pledge, or create, assume or permit to exist any Lien upon, any of the Assets, except for Permitted Encumbrances; or (E) agree to perform any of the foregoing; and

(iii)	Seller shall maintain all requisite Permits including by applying in a timely manner for renewals where required, all Records, and shall preserve and protect all Real Property Interests.

(b)	Casualty Loss or Condemnation. If, after the Execution Date and up to and including the Effective Time, any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such casualty, taking or proceeding or the threat thereof, and the Parties shall proceed to Closing without any reduction of the Purchase Price; provided that if such casualty or taking has any adverse impacts on the operation of the Assets that are material, Seller will deliver or assign to Buyer at Closing any and all insurance proceeds or condemnation award that Seller shall have received or be entitled to as a direct result of such casualty or taking.

(c)	Supplements to Representations, Warranties, Exhibits and Schedules.

(i)

The Parties acknowledge and agree that a significant period of time may elapse between the Execution Date and the Closing, and that changes to Seller’s representations and warranties are likely to occur during such interim period. Accordingly, Seller may, from time to time, by written notice to

Buyer at any time prior to the Closing Date, supplement or amend the representations and warranties set forth in Article 11 or the Exhibits and Schedules to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained. Should Seller supplement or amend the representations and warranties set forth in Article 11 or the Exhibits and/or Schedules as provided in the immediately preceding sentence and the matter disclosed in such supplement or amendment will have a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement by written notice to Seller within thirty (30) days after the date that the supplement or amendment is delivered to Buyer or if earlier, prior to the Closing Date; provided that, (x) if the matter disclosed in such supplement or amendment will have a Material Adverse Effect if not cured promptly, then the entitlement of Buyer to terminate this Agreement pursuant to this Section 11.3(c) shall be suspended if during such period of thirty (30) days Carrier has commenced to remedy such matter and shall then continuously and diligently pursue such cure to completion, but such suspension shall cease to be effective if Carrier ceases such efforts to cure such matter, or (y) in the event that such matter will have a Material Adverse Effect, but only if such matter is not cured by Closing, the entitlement of Buyer to terminate this Agreement pursuant to this Section 11.3(c) shall be suspended until the Call Option or Put Option, as applicable, is exercised, and thereafter, if Carrier commences to remedy such matter promptly after the Exercise Date, and then continuously and diligently pursues such cure to completion, but such suspension shall cease to be effective if Carrier ceases such efforts after the Exercise Date to cure such matter. Seller shall notify Buyer of any supplements or amendments to the Exhibits and Schedules as soon as reasonably practicable after Seller becomes aware of a change requiring the supplement or amendment.

(ii)	Notwithstanding any other provision hereof:

(A)	Buyer shall have no right of termination under Section 8.1(g) or subsection 11.3(c)(i) if any supplement or amendment is required as the result of or arising out of any Financial Covenant Breach, Payment Breach, or breach of Paragraphs E.6 or F.4 of the Letter Agreement, the occurrence of the Integrity Shutdown Date or Pipe Replacement Shutdown Date, any other action or omission of Buyer or its Affiliates or their respective directors, officers, agents, employees, contractors or consultants, or performance by Seller of any work or other actions contemplated in the Letter Agreement or this Agreement;

(B)	termination of this Agreement pursuant to this Section 11.3 shall be Buyer’s sole and exclusive remedy in connection with any matter disclosed in such supplement or amendment that will have a Material Adverse Effect; and

(C)	unless Buyer has the right to, and exercises its right to, terminate this Agreement in accordance with this Section 11.3, any such supplement or amendment will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant that would have existed by reason of Seller not having made such supplement or amendment and Buyer shall have no rights or remedies in connection with or arising out of any such breach.

(d)	Records and Information. Seller agrees from and after the Execution Date:

(i)	At Buyer’s written request, to the extent not prohibited by Applicable Law, to provide to Buyer any information relating to the Assets or the Enbridge mainline system owned by Seller to the extent necessary for Buyer to either complete and submit filings for regulatory approvals required under Applicable Law in connection with the transfers contemplated by this Agreement, or to respond to a request for information from a Governmental Authority, or in connection with a Proceeding;

(ii)	In the event that Seller supplements its representations and warranties pursuant to subsection 11.3(c)(i), that Buyer shall have the right to review documents (including digital documents) and/or information with respect to any such supplementation or amendment that is reasonably likely to have any material impact on Buyer’s obligations under this Agreement or the operation or maintenance of the Assets; and

(iii)	To provide Buyer with periodic updates on a no-less frequently than quarterly basis with respect to the Pipe Replacement, Integrity Work and any U.S. Carve-out Work, including access to all draft plans for same and records (including digital documents) and information relating to the same with sufficient time for Buyer to review and comment on the Pipe Replacement Plan, any Carve-out Plan, and plan or plans for Integrity Work, before any work begins; provided, however, that Buyer shall provide any such comments promptly and without any unreasonable delay; provided, further, that Seller shall be under no obligation to accept or incorporate such comments from Buyer, subject only to Seller’s obligations under subsection 11.3(a)(i).

(e)	Release. If, during the period commencing on the Execution Date and ending at the Effective Time, Seller becomes aware of any Release of Hazardous Substances that would reasonably be expected to form the basis of material Environmental Liabilities affecting the Assets:

(i)	unless (A) caused by Buyer or its employees, representatives or agents, or (B) otherwise agreed in writing with Buyer, as between Buyer and Seller, Seller shall be solely responsible for any Remediation Activities required under applicable Environmental Laws to cure such Release;

(ii)	Seller shall notify Buyer in writing of the same and provide regular updates thereafter regarding any such matter including access to all draft plans for any plans for any Remediation Activities and records (including digital documents) and information relating to the same;

(iii)	if applicable, the Put/Call Option Expiry Date shall be extended as provided in the definition thereof and/or the Expiration Date shall be extended as provided in Section 8.1, in each case, to permit such Remediation; and

(iv)	Buyer shall have no rights or remedies in connection with any such Release except to the extent permitted, if any, under Sections 8.1(c) and 8.1(g) and Section 12.2.

(f)	Required Updates of Asset Schedules. After the Exercise Date but prior to Closing, the Parties shall use commercially reasonable efforts to determine whether Schedules 2.4(a), 2.4(b), or 2.4(e) must be amended in order for Enbridge to satisfy the representation set forth in Section 11.1(q) and, if the Parties determine such amendment is necessary then the Parties will so amend the applicable schedule or schedules. After the Exercise Date but prior to Closing, the Parties shall use commercially reasonable efforts to determine whether Schedules 11.1(f) or 11.2(e) must be amended in order for Seller or Buyer to satisfy the representation set forth in Sections 11.1(f) or 11.2(e), as applicable, as if such representations related to the Transaction Documents rather than this Agreement, and if the Parties determine such amendment is necessary then the Parties will so amend the applicable schedule or schedules.

11.4	Condition of Assets; Release and Waiver

(a)	CONDITION OF ASSETS. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS FOLLOWS:

(i)	SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 11.1 AND THE LIMITED WARRANTIES OF TITLE SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS, BUYER SHALL ACCEPT THE ASSETS IN THEIR “AS-IS, WHERE-IS” CONDITION, SUBJECT TO ALL PATENT AND LATENT DEFECTS, IF ANY;

(ii)	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 11.1 AND THE LIMITED WARRANTIES OF TITLE SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO ANY PART OF THE ASSETS OR THE CONDITION THEREOF, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY: (I) OF MERCHANTABILITY, CONDITION OR VALUE; (II) OF FITNESS FOR A PARTICULAR PURPOSE; (III) REGARDING ANY FUTURE VOLUMES OF CRUDE OIL TO BE TRANSPORTED THROUGH THE PIPELINE OR OTHER ECONOMIC PERFORMANCE; (IV) AS TO THE QUALITY, CONDITION OR VALUE OF THE ASSETS; (V) AS TO THE MANNER OF OPERATING THE PIPELINE FACILITIES AND THE EXPENSES RELATED THERETO; (VI) AS TO THE NATURE AND EXTENT OF THE REAL PROPERTY INTERESTS; (VII) AS TO ANY ENVIRONMENTAL MATTERS RELATING TO THE ASSETS; (VIII) AS TO THE COMPLIANCE OF THE ASSETS WITH APPLICABLE LAW; AND/OR (IX) THAT THE PIPELINE FACILITIES, REAL PROPERTY INTERESTS, ASSIGNABLE PERMITS OR OTHER PERMITS, PERSONAL PROPERTY, CONTRACT RIGHTS, INCIDENTAL RIGHTS AND U.S. CARVE-OUT WORK CONSTITUTE ALL OF THE PROPERTY, EQUIPMENT, PERMITS, CONTRACT RIGHTS, LAND RIGHTS AND/OR OTHER ASSETS, INTERESTS OR RIGHTS REQUIRED FOR THE OWNERSHIP AND OPERATION OF THE ASSETS.

(b)

NO BUYER RELIANCE. BY REASON OF BUYER’S KNOWLEDGE AND EXPERIENCE IN THE EVALUATION, ACQUISITION, AND OPERATION OF SIMILAR PROPERTIES, BUYER HAS EVALUATED THE MERITS AND RISKS OF PURCHASING THE ASSETS AND HAS FORMED AN OPINION BASED UPON BUYER’S KNOWLEDGE AND EXPERIENCE AND NOT UPON ANY REPRESENTATIONS OR WARRANTIES (OTHER THAN

THOSE SET FORTH IN SECTION 11.1) BY SELLER WITH RESPECT TO THE ASSETS. BUYER ACKNOWLEDGES THAT, PRIOR TO SIGNING THIS AGREEMENT AND IN LIGHT OF THE DATA AND INFORMATION PROVIDED BY SELLER, BUYER WAS GIVEN ADEQUATE OPPORTUNITY, AND CONDUCTED OR HAD CONDUCTED ON ITS BEHALF, AT ITS OWN RISK AND EXPENSE AND TO BUYER’S SATISFACTION, ANY AND ALL EXAMINATIONS, REVIEWS, INSPECTIONS, INVESTIGATIONS OR OTHER DUE DILIGENCE RELATING TO THE ACQUISITION OF THE ASSETS DEEMED NECESSARY BY BUYER.

(c)	RELEASE OF SELLER. EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 12.2 AND 12.5, BUYER HEREBY RELEASES SELLER AND ITS PARTNERS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, AGENTS AND EMPLOYEES OF AND FROM ANY CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, LIABILITIES, OBLIGATIONS, DAMAGES, COSTS, EXPENSES OR COMPENSATION WHATSOEVER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT BUYER NOW HAS OR THAT MAY ARISE IN THE FUTURE ON ACCOUNT OF OR IN ANY WAY GROWING OUT OF OR IN CONNECTION WITH THE OPERATING, STRUCTURAL, ENVIRONMENTAL, OR REGULATORY CONDITION OF THE ASSETS, OR ANY ENVIRONMENTAL LAW OR APPLICABLE REGULATION PROMULGATED THEREUNDER, AND WAIVES ANY RIGHT TO SEEK CONTRIBUTION OR OTHER RECOVERY FROM SELLER OR ITS AFFILIATES UNDER ANY ENVIRONMENTAL LAW OR OTHERWISE WITH RESPECT TO SUCH CONDITION, UNLESS AND TO THE EXTENT ANY OF THE FOREGOING DIRECTLY RELATES TO (1) A BREACH OF A REPRESENTATION OR WARRANTY CONTAINED IN SECTION 11.1, AS AMENDED OR SUPPLEMENTED IN ACCORDANCE WITH SECTION 11.3, OR (2) A RETAINED LIABILITY, AS TO EACH OF WHICH (1) AND (2) BUYER’S RIGHTS AND REMEDIES UNDER SECTIONS 12.2 AND 12.5 ARE HEREBY PRESERVED.

(d)

RELEASE OF BUYER. EXCEPT TO THE EXTENT PROVIDED IN SECTION 12.1 AND SECTION 12.5, SELLERS HEREBY RELEASE BUYER AND ITS SHAREHOLDERS AND AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, AGENTS AND EMPLOYEES OF AND FROM ANY CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, LIABILITIES, OBLIGATIONS, DAMAGES, COSTS, EXPENSES OR COMPENSATION WHATSOEVER, DIRECT OR INDIRECT, KNOWN

OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT SELLERS NOW HAVE OR THAT MAY ARISE IN THE FUTURE ON ACCOUNT OF OR IN ANY WAY GROWING OUT OF OR IN CONNECTION WITH A BREACH OF A COVENANT IN SECTION 11.3 OR A RETAINED LIABILITY OR ANY LIABILITIES UNDER ANY ENVIRONMENTAL LAW WITH RESPECT TO THE INACTIVE PIPELINES IDENTIFIED ON SCHEDULE 7.4.

(e)	THIS SECTION 11.4 SHALL BE RATIFIED BY BUYER AT CLOSING, AND SHALL SURVIVE CLOSING AND THE FUTURE TRANSFER OF ANY OR ALL OF THE ASSETS BY BUYER OR ITS SUCCESSOR(S). THIS SECTION 11.4 SHALL ALSO SURVIVE ANY TERMINATION OF THIS AGREEMENT PRIOR TO CLOSING.

ARTICLE 12

INDEMNIFICATION

12.1	Indemnification by Buyer

(a)	Subject to Section 2.4 hereof and Section 6.1 of the Operating Agreement, Buyer shall be liable for and defend, indemnify and hold harmless Carrier and its Affiliates, and all of their respective directors, officers, employees, partners, and members (collectively, the “Carrier Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Carrier Indemnitees to the extent resulting from or arising out of the breach of any of the representations, warranties, covenants, or agreements of Buyer contained in this Agreement.

(b)	Subject to Section 2.4 hereof and Section 6.1 of the Operating Agreement, effective upon Closing and subject only to Section 7.2 and Section 12.2(b), Buyer shall be liable for and defend, indemnify and hold harmless the Carrier Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Carrier Indemnitees to the extent resulting from or arising out of (i) the Assets, or (ii) the Pipeline Obligations.

12.2	Indemnification by Carrier

(a)	Subject to Sections 2.4, 11.3(c), and 11.4 hereof and Section 6.2 of the Operating Agreement, Carrier shall be liable for and defend, indemnify and hold harmless Buyer and its Affiliates, and all of their respective directors, officers, employees, partners, and members (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees to the extent resulting from or arising out of the breach of any of the representations, warranties, covenants, or agreements of Carrier contained in this Agreement.

(b)	Subject to Section 6.2 of the Operating Agreement, effective upon Closing, Seller shall be liable for and defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees to the extent resulting from or arising out of (i) the Retained Liabilities or (i) the Permitted Encumbrances identified in subparts (c) or (d) of the definition of the term Permitted Encumbrances in Section 1.1.

12.3	Limitation on Damages

(a)	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO THE PIPELINE OBLIGATIONS (WHICH SHALL NOT BE SUBJECT TO THE LIMITATIONS IN THIS SECTION 12.3), IN NO EVENT SHALL EITHER SELLER OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER’S INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE (INCLUDING LOSS OF CRUDE OIL THROUGHPUT ON THE PIPELINE), CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR, SUCH DAMAGES.

(b)

All representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, notwithstanding any investigation heretofore or hereafter made by or on behalf of any Party and shall not be merged into or waived (other than by express waiver in writing) by any instruments or agreements delivered at Closing but shall terminate on the first anniversary of the Closing Date; provided, however, that (i) the covenants and indemnities set forth in Sections 7.4 and 11.4 and subsections 12.1(b) and 12.2(b), and the representations and warranties set forth in Sections 11.1(k) and 11.2(h) shall continue indefinitely, (ii) the representations and warranties set forth in Section 11.1(g) shall continue until sixty (60) days after the expiration of the applicable statute of limitations, including any extensions, (iii) any covenant or other provision for which a specific survival period is set forth in this Agreement shall continue for such specified survival period, and (iv) any representation, warranty or covenant that is the subject of a written notice of claim specifying in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”) delivered in good faith prior to the expiration of the respective survival period set forth above shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(c)	In no event shall Seller indemnify the Buyer Indemnitees for:

(i)	except as otherwise set forth in the proviso to this subsection 12.3(c), any Losses in connection with the transactions contemplated hereby to the extent that the aggregate amount of all such Losses under this Agreement and all Losses (as defined in the Canadian Put and Call Agreement) described in Section 12.3(c) of the Canadian Put and Call Agreement, exceed Fifteen Million U.S. Dollars (US$15,000,000);

(ii)	any Losses unless a Claim Notice with respect thereto has been delivered to Seller prior to the expiration of the respective survival period (set forth in Section 12.3(b)) of the representations, warranties or covenants as to which such Claim Notice relates; or

(iii)	except as otherwise set forth in the proviso to this subsection 12.3(c), any individual Losses not in excess of Five Hundred Thousand U.S. Dollars (US$500,000) or any Losses until the Buyer Indemnitees have suffered Losses in the aggregate in excess of a deductible equal to One Million U.S. Dollars (US$1,000,000), after which point Seller will be obligated only to indemnify the Buyer Indemnitees from and against further Losses in excess of such deductible (and only to the extent of any such excess);

provided, however, that any Losses resulting from the Retained Liabilities shall not be subject to any limitation of Seller’s liability set forth in subsections 12.3(c)(i) or 12.3(c)(iii).

12.4	Notice of Asserted Liability; Opportunity to Defend

(a)	All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 12.4. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitees” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

(b)	Subject to Section 12.3(b), in the event that any Losses are asserted against or sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder; provided, however, that, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Losses that it may have to the Indemnified Party, but only to the extent the liability for such Losses is directly attributable to such failure to provide the Claim Notice.

(c)	The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Article 13, or (ii) in the case where Losses are asserted against or sought to be collected from an Indemnified Party by a Third Party (“Third Party Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Losses in connection with the Third Party Claim; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will not assume the defense of a Third Party Claim or otherwise fails to assume the defense or settlement of a Third Party Claim within the Notice Period, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(d)

In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against Losses in connection with a Third Party Claim, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be promptly settled or prosecuted by them to a final conclusion; provided, however, that the

Indemnifying Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of the Indemnified Party without the prior written consent of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense and with counsel of its own choosing. If the Indemnified Party joins in any such Third Party Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto.

(e)	If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses in connection with a Third Party Claim that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the third party asserting the Losses in connection with a Third Party Claim, or any cross-complaint against any person.

(f)	At any time after the commencement of defense of any Third Party Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Third Party Claim; provided that the Indemnifying Party agrees in writing to be solely liable for all Losses relating to such Third Party Claim; provided, further, that the Indemnified Party will be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Party Claim. If such conditions to abandonment, payment or compromise are satisfied, the Indemnifying Party shall thereafter be entitled to take such action unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Third Party Claim; provided that, the other party to the contested Third Party Claim had agreed in writing to accept such amount in payment or compromise of the Third Party Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party.

12.5	Exclusive Remedy.

EXCEPT FOR CLAIMS SOUNDING IN FRAUD OR AS MAY BE PROVIDED IN THE TRANSACTION DOCUMENTS OR TRANSACTION AGREEMENTS, AS

BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES, AFTER CLOSING, (a) THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, (b) SELLER’S RIGHTS UNDER SECTION 7.3, AND (c) SELLER’S RIGHT TO SEEK EQUITABLE RELIEF IN THE EVENT OF ANY BREACH BY BUYER OF SECTIONS 7.3 OR 7.4 TO THE EXTENT THAT SELLER HAS SUCH RIGHT UNDER APPLICABLE LAW, WILL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY. IF THE CLOSING OCCURS, NEITHER BUYER NOR SELLER NOR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AFTER THE CLOSING DATE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT.

12.6	Negligence and Strict Liability Waiver.

WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

ARTICLE 13

DISPUTE RESOLUTION

13.1	Dispute Resolution

Any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question between the Parties arising out of or relating to this Agreement or the formation, interpretation, performance, breach, termination or validity hereof, or any action to enforce any term, provision or condition hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement (in each case, whether or not this Agreement has been terminated), regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by Applicable Laws or otherwise, or (d) seeking damages or any other relief, whether at law, in equity, or otherwise (each, a “Dispute”) shall be finally settled by binding arbitration in accordance with the following:

(a)	All arbitrations conducted hereunder will take place before an arbitrator in Calgary, Alberta. Arbitration will be conducted in accordance with the Arbitration Act (Alberta) c. A-43, R.S.A. 2000, as amended (the “Arbitration Act”) except to the extent that the Arbitration Act is inconsistent with or in conflict with any terms of this Article 13. Any other statute that applies to the Dispute will apply only to the extent that it is not inconsistent with this Article 13. The decision of the arbitrator will be final and binding.

(b)	There will be one arbitrator appointed by mutual agreement of the parties to the Dispute. The arbitrator will sign a declaration attesting as to his or her impartiality with respect to the parties to the Dispute and to the Dispute. If, after twenty (20) days following the receipt of the notice, the parties to the Dispute have not agreed on the appointment of the arbitrator, a court having jurisdiction will, on application by either party to the Dispute, appoint the arbitrator. Any person serving as an arbitrator will have training or experience in serving as an arbitrator, and will have legal training if the Dispute involves substantive legal issues and will, in any event, be qualified by education and experience to rule on the matters raised by the Dispute. Where the mandate of an arbitrator terminates for any reason, a substitute arbitrator will be mutually appointed in accordance with this Article 13.

(c)	The parties to the Dispute will agree in advance as to the manner in which the arbitrator will hear witnesses and arguments, review documents and otherwise conduct the arbitration procedure. Failing agreement between the parties to the Dispute and within five (5) days from the date of selection of the arbitrator, the arbitrator will set the procedure and promptly commence and expeditiously conduct the arbitration proceedings.

(d)	The arbitrator shall not have the power to adjudicate or make an award with respect to any matter that is not subject to the arbitration.

(e)	The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, indirect, consequential (including any loss of crude oil throughput on Pipeline), special or incidental damages.

(f)	Subject only to the express agreement by the parties to the Dispute to amend the date for decision, the arbitrator will issue a written decision within sixty (60) days from the date of his or her appointment. The decision of the arbitrator will be final and binding on the parties to the Dispute, will not be subject to any appeal and will deal with the question of the costs of the arbitration and all other related matters.

(g)	If a judgment forms a part of the decision of the arbitrator then any award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial recognition of the award or an order of enforcement thereof, as the case may be.

(h)	Each party to the Dispute will bear its respective costs incurred in connection with the negotiation and arbitration procedures set out in this Article 13. The fees and expenses of the arbitrator and the costs of the facilities required for the arbitration will be awarded at the discretion of the arbitrator.

(i)	All information disclosed by a party in the course of negotiation or arbitration will be treated as confidential and neither the delivery nor disclosure thereof will represent any waiver of privilege by a party disclosing the same.

(j)	All Disputes that arise or are initiated under this Agreement, the Canadian Put and Call Agreement, the Letter Agreement, the Transaction Documents and/or the Transaction Documents (as defined in the Canadian Put and Call Agreement) respecting the same matter or subject or that are substantially related shall be consolidated and conducted as a single arbitration under this Agreement and any Party or its Affiliate that is a party to this Agreement may make application to the arbitrators appointed under the this Agreement for consolidation. If the arbitrators order the consolidation, each Party shall be bound by appointments and procedural decisions made by such Party or its Affiliate that is a party to this Agreement under this Agreement. After consolidation, each Party and its Affiliate that is a party to this Agreement shall together act as one party in the consolidated arbitration.

13.2	Injunctive Relief

Nothing in this Article 13 will prevent a Party to the dispute from applying to a court of competent jurisdiction for or obtaining any interim, interlocutory or preliminary injunctive or declaratory relief at any time prior to the appointment of an arbitrator, during the arbitration proceedings or pending the decision of the arbitrators.

13.3	WAIVER OF JURY TRIAL

WITHOUT LIMITING THIS Article 13, THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

ARTICLE 14

NOTICES

14.1	Notices

Any notice, request, instruction, waiver or other communication to be given hereunder by a Party shall be in writing and shall be considered duly delivered if personally delivered, sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

Buyer:	United Refining Company
Attn: John Wagner
15 Bradley Street
Warren, Pennsylvania 16365
Telephone: (814)726-4685
Facsimile: (814)726-8012

with copy to:

United Refining Company
Attn: Chief Executive Office
823 11th Avenue
New York, New York 10019
Telephone: (212) 956-5803

Carrier:	Enbridge Energy Limited Partnership
3000, 425 - 1st Street S.W.
Calgary, AB T2P 3L8
Attention: Vice President, Liquids Pipeline Law
Telephone: (403) 231-5980
Facsimile: (403) 231-7380

or at such other address as a respective Party may designate by written notice to the other Party in the manner provided in this Section 14.1. Notice by mail shall be deemed to have been given and received on the third calendar day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

Any Party may, from time to time, change its address by giving notice to the other Party in accordance with the provisions of this Section.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction, and the Parties shall endeavor to replace such invalid, illegal or unenforceable provision with the valid, legal and enforceable provision that achieves, as nearly as practicable, the commercial intent of this Agreement (as it may be amended from time to time).

15.2	Entire Agreement.

This Agreement, together with the Letter Agreement and the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof with respect to its subject matter. There are no representations, restrictions, agreements, promises, warranties, covenants, or undertakings being relied upon by either Buyer or Seller with respect to the transactions contemplated hereby other than those expressly set forth herein, in the Letter Agreement or Transaction Documents and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto. Notwithstanding anything in this Agreement or any Conveyance Document to the contrary, in the event of any conflict between the terms of this Agreement and the terms of any Conveyance Document delivered pursuant to the terms of this Agreement, this Agreement shall prevail and the terms of this Agreement shall not be merged into or superseded by the terms of any Conveyance Document.

15.3	Amendment of Agreement

Except as specifically provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto in the same manner as the execution of this Agreement.

15.4	Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

15.5	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada, without regard to principles of conflicts of laws that, if applied, might require the application of the laws of another jurisdiction, except, however, that the internal laws of the State of New York shall govern the transfer of the Real Property Interests to the extent required by Applicable Law. Subject to the terms of this Agreement and of Applicable Laws, the Parties agree to attorn to the jurisdiction of the Court of Queen’s Bench of the Province of Alberta in the Judicial District of the City of Calgary for the purpose of resolving any disputes that may arise out of this Agreement that are not to be dealt with through arbitration.

15.6	Successors and Assigns

The terms, provisions and conditions of this Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, their respective permitted successors and assigns.

15.7	Further Assurances

From time to time, and without further consideration, each Party shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide, execute, or deliver such further documents or instruments and take such further actions as the other Party may reasonably request, or as may be reasonably necessary or desirable, to effect the purpose of this Agreement and carry out its provisions.

15.8	Counterparts

This Agreement may be executed by facsimile or by other electronic means (including by pdf) and in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

15.9	Negotiated Transaction

The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

15.10 Relationship of the Parties

The relationship between Buyer and Carrier is limited to the purpose herein. Nothing in this Agreement shall be deemed to constitute, create or give effect to or otherwise recognise any partnership, joint venture, or formal business entity between Buyer and Carrier.

15.11 Expenses

Each of Seller and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

15.12 Records

(a)	If the Closing Date occurs prior to the date when the Carve-out Work and Pipe Replacement are Sufficiently Completed, from and after the Closing Date, Seller will hold the Records pursuant to the terms of the Operating Agreement.

(b)	If the Closing Date occurs on or after final completion of the Carve-out Work and Pipe Replacement, as promptly as practicable following the Closing Date, Seller will transfer the Records to Buyer.

(c)	Buyer shall not destroy or otherwise dispose of any Records for a period of seven (7) years following receipt thereof. Buyer shall serve Seller with thirty (30) days’ prior written notice prior to any destruction of Records. During such periods, Buyer shall make the Records available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer’s business operations.

(d)	After the Closing Date, to the extent not prohibited by Applicable Law, Seller shall provide to Buyer any information relating to the Enbridge mainline system owned by Seller to the extent necessary for Buyer to comply with regulatory filing requirements applicable to Buyer and its ownership, operation, and maintenance of the Assets.

15.13 Apportionment of Taxes and Recording Fees

(a)	Ad valorem taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date shall be prorated between Seller and Buyer based on the relative number of days prior to and including the Closing Date and after the Closing Date during the taxable period, with Seller being responsible for such prorated ad valorem taxes for the period prior to and including the Closing Date and Buyer being responsible for such prorated ad valorem taxes for the period after the Closing Date. To the extent the ad valorem taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date are not finally determined at the Closing Date, the ad valorem taxes prorated to each Party shall be calculated utilizing any available final taxable values and tax rates and, to the extent such final taxable values and tax rates are not determined at Closing, such taxable values and tax rates for the taxable period immediately preceding the taxable period that contains the Closing Date. Seller’s prorated ad valorem taxes shall be a deduction from the Purchase Price. Buyer’s prorated ad valorem taxes shall be in addition to the Purchase Price.

(b)	Buyer shall pay the cost of all sales, transfer, land transfer, use and similar taxes, including all interest and penalties thereon and additions thereto, whether disputed or not, that may arise out of the transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). Seller agrees to cooperate with Buyer in connection with the preparation of any Transfer Tax returns and in obtaining all available exemptions from any applicable Transfer Taxes.

(c)	Buyer shall pay any and all recording, filing or other similar fees relating to the conveyance or transfer of the Assets from Seller to Buyer.

15.14 Allocation of Carrier Obligations and Proceeds.

The Pipeline may contain crude petroleum which is held for the account of shipper(s). It is understood that title to the contents of the Pipeline will remain with the shipper(s) and that Buyer assumes the obligation to deliver such contents in accordance with Seller’s existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement. Further, to the extent that crude petroleum has been offered for shipment in the Pipeline under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to Seller, Buyer shall receive those products for transportation in the normal course of business. Tariff charges for transportation on the Pipeline during the month of sale shall be allocated between Seller and Buyer on the basis of the number of days that each Party owns the Pipeline during the month of sale; provided that payments of such charges shall be allocated and divided between Seller and Buyer only after receipt thereof, unless received prior to the Closing

Date. On the day immediately preceding the Closing, the amount of crude petroleum in the Pipeline shall be determined by Seller. All monetary obligations of Seller in connection with the ownership and operation of the Pipeline, including the payment of any rent, fees, Taxes, utilities, water and sewer charges (based upon the most recent ascertainable bills if current bills and/or information are not available) (i) which relate to periods prior to the Closing Date shall be the responsibility of Seller and (ii) which relate to the periods from and after the Closing Date shall be the responsibility of Buyer. Each Party shall promptly forward to the other Party all invoices for costs that are wholly the responsibility of the other Party and the other Party shall promptly pay such invoices. The Parties shall make reconciling payments (or give credits) between themselves for invoices for costs for which both Parties are partially responsible. If current bills and/or information are not available at Closing, the Parties shall make further reconciling payments to each other once such current bills and/or information are available. This Section 15.14 shall survive Closing.

15.15 Offset.

Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party waives and disclaims any right of offset or setoff under all Applicable Law or common law.

15.16 Third Party Beneficiaries.

Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article 12 shall inure to the benefit of the Buyer Indemnitees and the Carrier Indemnitees as provided therein.

16.17 Disclosure.

Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific Section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

15.18 Compliance with Bulk Sales Laws.

Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Applicable Law and all other similar Applicable Law in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the Execution Date.

UNITED REFINING COMPANY

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman & CEO

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman & CEO

ENBRIDGE ENERGY LIMITED PARTNERSHIP, by its General Partner, ENBRIDGE PIPELINE (LAKEHEAD) L.L.C.

By:	/s/ Joel W. Kanvik
Name:	Joel W. Kanvik
Title:	Assistant Secretary

By:
Name:
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